                           OFFER TO PURCHASE FOR CASH
                     ALL OUTSTANDING SHARES OF COMMON STOCK
                                       OF
                               MARKET FACTS, INC.
                                       AT
                              $31.00 NET PER SHARE
                                       BY
                            AEGIS ACQUISITION CORP.
                          A WHOLLY OWNED SUBSIDIARY OF

                                AEGIS GROUP PLC
                                 --------------

         THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON TUESDAY, JUNE 1, 1999, UNLESS EXTENDED.

                             ---------------------

    THE OFFER IS BEING MADE PURSUANT TO AN AGREEMENT AND PLAN OF MERGER, DATED AS OF APRIL 29, 1999 (THE "MERGER AGREEMENT"), BY AND AMONG MARKET FACTS, INC. (THE "COMPANY"), AEGIS GROUP PLC ("PARENT") AND AEGIS ACQUISITION CORP. ("PURCHASER"). THE BOARD OF DIRECTORS OF THE COMPANY HAS UNANIMOUSLY DETERMINED THAT EACH OF THE MERGER AGREEMENT, THE OFFER AND THE MERGER ARE FAIR TO AND IN THE BEST INTERESTS OF THE STOCKHOLDERS OF THE COMPANY, APPROVED THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE OFFER AND THE MERGER, AND RECOMMENDED ACCEPTANCE OF THE OFFER, APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND APPROVAL OF THE MERGER BY THE STOCKHOLDERS OF THE COMPANY.

                            ------------------------

    THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (I) THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OR TERMINATION OF THE OFFER A NUMBER OF SHARES OF COMMON STOCK, PAR VALUE $1.00 PER SHARE, OF THE COMPANY (THE "SHARES") WHICH WILL CONSTITUTE A MAJORITY OF THE TOTAL NUMBER OF SHARES OUTSTANDING ON A FULLY DILUTED BASIS, LESS THE NUMBER OF SHARES PURCHASER CAN ACQUIRE UNDER AN OPTION AND VOTING AGREEMENT (THE "OPTION AGREEMENT"), DATED AS OF APRIL 29, 1999, BETWEEN PARENT AND THE STOCKHOLDERS OF THE COMPANY WHO ARE PARTIES THERETO (THE "MINIMUM CONDITION"), AND (II) THE EXPIRATION OR TERMINATION OF ANY APPLICABLE WAITING PERIODS IMPOSED BY THE HART-SCOTT-RODINO ANTITRUST IMPROVEMENTS ACT OF 1976, AS AMENDED. STOCKHOLDERS OF THE COMPANY HAVE GRANTED PARENT THE RIGHT TO ACQUIRE APPROXIMATELY 30.07% OF THE TOTAL NUMBER OF OUTSTANDING SHARES ON A FULLY DILUTED BASIS PURSUANT TO THE OPTION AGREEMENT. SEE SECTION 11. THE OFFER IS ALSO SUBJECT TO OTHER TERMS AND CONDITIONS. SEE
SECTION 11.

                            ------------------------

                                   IMPORTANT

    Any stockholder desiring to tender all or any portion of such holder's Shares (as defined herein) should either (a) complete and sign the Letter of Transmittal (or a manually signed facsimile copy thereof) in accordance with the instructions in the Letter of Transmittal and mail or deliver it together with the certificate(s) evidencing the tendered Shares and all other required documents to the Depositary, or tender such Shares pursuant to the procedure for book-entry transfer described in Section 3 of this Offer to Purchase, or (b) request such stockholder's broker, dealer, commercial bank, trust company or other nominee to effect the transaction for such stockholder. A stockholder whose Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such broker, dealer, commercial bank, trust company or other nominee if the stockholder desires to tender the Shares.

    Any stockholder who desires to tender Shares and whose certificates evidencing such Shares are not immediately available or who cannot comply with the procedures for book-entry transfer on a timely basis may tender such Shares by following the procedures for guaranteed delivery set forth in Section 3 of this Offer to Purchase.

    Questions and requests for assistance may be directed to Morgan Stanley & Co. Incorporated, the Dealer Manager, or to D.F. King & Co., Inc., the Information Agent, at their respective addresses and telephone numbers set forth on the back cover of this Offer to Purchase. Additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery and the other tender offer materials may also be obtained from the Information Agent, brokers, dealers, commercial banks or trust companies.

                          ---------------------------

                      The Dealer Manager for the Offer is:
                           MORGAN STANLEY DEAN WITTER

May 4, 1999

                               TABLE OF CONTENTS

                                                                                                               PAGE
                                                                                                             ---------
INTRODUCTION...............................................................................................          1

 1. Terms of the Offer.....................................................................................          3

 2. Acceptance for Payment and Payment.....................................................................          5

 3. Procedures for Tendering Shares........................................................................          6

 4. Withdrawal Rights......................................................................................          8

 5. Certain Tax Considerations.............................................................................          9

 6. Price Range of Shares; Dividends.......................................................................         10

 7. Certain Information Concerning the Company.............................................................         11

 8. Certain Information Concerning Parent and Purchaser....................................................         13

 9. Sources and Amounts of Funds...........................................................................         15

10. Background of the Offer; Contacts with the Company.....................................................         17

11. The Offer and Merger; Merger Agreement; Other Agreements...............................................         19

12. Purpose of the Offer and the Merger; Plans for the Company; Rights Agreement...........................         27

13. Effect of the Offer on the Market for the Shares; Exchange Act Registration; Margin Regulations........         32

14. Dividends and Distributions............................................................................         33

15. Conditions to the Offer................................................................................         33

16. Certain Legal Matters; Regulatory Approvals............................................................         35

17. Fees and Expenses......................................................................................         37

18. Miscellaneous..........................................................................................         37

Schedule I--Directors and Executive Officers of Aegis Acquisition Corp. and Aegis Group plc................        S-1

To the Holders of Common Stock of
Market Facts, Inc.:

                                  INTRODUCTION

    Aegis Acquisition Corp., a Delaware corporation ("Purchaser") and an indirect wholly owned subsidiary of Aegis Group plc, a corporation incorporated under the laws of England and Wales ("Parent"), hereby offers to purchase all of the outstanding shares of Common Stock, par value $1.00 per share (the "Shares"), of Market Facts, Inc., a Delaware corporation (the "Company"), at $31.00 per Share, net to the seller in cash (the "Offer Price"), upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, as amended or supplemented from time to time, together constitute the "Offer"). For purposes of this Offer to Purchase, references to "Section" are references to a section of this Offer to Purchase, unless the context otherwise requires. Unless the context requires otherwise, all references in this Offer to Purchase shall be deemed to refer also to the associated preferred stock purchase rights (the "Rights") issued pursuant to the Rights Agreement dated as of July 26, 1989 (the "Rights Agreement") between the Company and First Chicago Trust Company of New York, as amended by a First Amendment to Rights Agreement dated as of June 5, 1996 and by a Second Amendment to the Rights Agreement dated as of April 29, 1999, and all references to rights shall be deemed to include all benefits that may inure to the stockholders of the Company or to holders of the Rights pursuant to the Rights Agreement. In connection with the Merger Agreement (as defined below), the Company has amended the Rights Agreement so that the execution and delivery of the Merger Agreement and the Option Agreement (as defined below), and the consummation of the transactions contemplated thereby, including the Offer and the purchase of Shares pursuant thereto, will not result in Parent, Purchaser or any of their affiliates becoming an Acquiring Person (as defined in the Rights Agreement), or
(ii) the occurrence of a Distribution Date of a Shares Acquisition Date (each as defined in the Rights Agreement). Unless and until the Distribution Date occurs, the Rights will be transferred with and only with the Shares and, therefore, the surrender for transfer of any of the certificates representing Shares (the "Stock Certificates"), including upon acceptance for payment of such Shares pursuant to the Offer, will also constitute the surrender for transfer of the Rights associated with the Shares represented by such Share Certificates. See
Section 12.

    Tendering stockholders will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 6 of the Letter of Transmittal, stock transfer taxes on the purchase of Shares by Purchaser pursuant to the Offer. Purchaser or Parent will pay all charges and expenses of Morgan Stanley & Co. Incorporated ("Morgan Stanley"), which is acting as the Dealer Manager (in such capacity, the "Dealer Manager"), First Chicago Trust Company of New York (the "Depositary"), and D.F. King & Co., Inc. (the "Information Agent"), incurred in connection with the Offer in accordance with the terms of agreements entered into between Purchaser and/or Parent and such persons. See Section 17.

    THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (I) THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OR TERMINATION OF THE OFFER A NUMBER OF SHARES WHICH WILL CONSTITUTE A MAJORITY OF THE TOTAL NUMBER OF SHARES OUTSTANDING ON A FULLY DILUTED BASIS, LESS THE NUMBER OF SHARES PURCHASER CAN ACQUIRE UNDER THE OPTION AGREEMENT, AS DEFINED BELOW (THE "MINIMUM CONDITION"), AND (II) EXPIRATION OR TERMINATION OF ANY APPLICABLE WAITING PERIOD UNDER THE HART-SCOTT-RODINO ANTITRUST IMPROVEMENTS ACT OF 1976, AS AMENDED (THE "HSR CONDITION"). SEE SECTION 15.

    The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of April 29, 1999 (the "Merger Agreement"), by and among the Company, Parent and Purchaser. The Merger Agreement provides, among other things, for the commencement of the Offer by Purchaser and further provides that, as promptly as practicable following the purchase of Shares pursuant to the Offer (the "consummation" of the Offer) and the approval and adoption of the Merger Agreement by the stockholders of the Company, if required by applicable law, and the satisfaction or waiver of certain other conditions set forth therein, Purchaser will be merged with and into the Company (the "Merger"), with the Company continuing as the surviving corporation (the "Surviving Corporation") and becoming an indirect wholly owned subsidiary of Parent. Pursuant to the Merger, each issued and outstanding Share (other than (i) Shares held by Purchaser, Parent or the Company or any direct or indirect subsidiary of Purchaser, Parent or the Company and (ii) Dissenting Shares (as hereinafter defined)) will be converted into the right to receive $31.00 in cash or any higher price that may be paid per Share in the Offer, without interest thereon, less any required withholding of taxes (the "Merger Price"). The Merger is more fully described in Section 11.

    Simultaneously with entering into the Merger Agreement, MFI Investors, L.P., and certain of its affiliates and certain senior executives of the Company (the "Selling Stockholders"), entered into an Option and Voting Agreement, dated as of April 29, 1999, with Parent (the "Option Agreement"). Pursuant to the Option Agreement, the Selling Stockholders have agreed, among other things, (i) to sell to Parent or its permitted assign 2,760,484 Shares (30.07% of the Shares, on a fully diluted basis, after giving effect to the exercise of vested employee options) at a price of $31.00 per Share, (ii) not to tender such Shares into the Offer without Parent's consent, and (iii) to vote such Shares and all shares of Series B Preferred Stock, no par value (the "Series B Shares") held by the Selling Stockholders in favor of the Merger, in each case upon the terms and subject to conditions and limitations set forth in the Option Agreement. The Option Agreement is more fully described in Section 11.

    The Company has advised Purchaser and Parent that as of April 30, 1999 there were (i) 8,944,701 Shares issued and outstanding, (ii) 1,965,357 Shares held in the treasury of the Company, (iii) 932,900 Shares reserved for issuance pursuant to outstanding employee stock options granted under the Company's stock option plan (of which approximately 234,400 have vested), (iv) 100,000 Shares reserved for issuance in connection with possible future purchase price payments in connection with a past acquisition by the Company and (v) 100 Series B Shares. As of April 30, 1999, the Purchaser believes that the Minimum Condition will be satisfied if Purchaser acquires 1,829,067 Shares pursuant to the Offer (which, together with the 2,760,484 Shares covered by the Option Agreement, will total 4,589,551 Shares). If the Minimum Condition is satisfied and Purchaser accepts for payment Shares tendered pursuant to the Offer and purchases the Shares subject to the Option Agreement, Purchaser will have the right to select a majority of the Company's Board of Directors (as more fully described in Section
11) and to approve the Merger without the affirmative vote of any other stockholder of the Company. See Section 12.

    The Board of Directors of the Company (the "Board" or "Board of Directors") has received the opinion dated April 28, 1999 and affirmed April 29, 1999 of Schroder & Co. Inc. ("Schroder"), financial advisor to the Company, to the effect that, as of such dates and based upon and subject to certain assumptions stated therein, the $31.00 per Share cash consideration to be received in the Offer by holders of Shares (other than Parent, the Company, their respective direct or indirect subsidiaries and holders who exercise their appraisal rights in accordance with applicable law) was fair from a financial point of view to such holders. A copy of the opinion of Schroder is attached to the Company's Solicitation/Recommendation Statement on Schedule 14D-9, which is being distributed to the stockholders of the Company, and stockholders are urged to read the opinion carefully in its entirety for the assumptions made, matters considered and limitations on the review undertaken by Schroder.

    THE BOARD OF DIRECTORS OF THE COMPANY HAS UNANIMOUSLY DETERMINED THAT EACH OF THE MERGER AGREEMENT, THE OFFER AND THE MERGER ARE FAIR TO AND IN THE BEST INTERESTS OF THE STOCKHOLDERS OF THE COMPANY, APPROVED THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE OFFER AND THE MERGER, AND RECOMMENDED ACCEPTANCE OF THE OFFER, APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND APPROVAL OF THE MERGER BY THE STOCKHOLDERS OF THE COMPANY. ADDITIONALLY, THE BOARD OF DIRECTORS OF THE COMPANY HAS UNANIMOUSLY APPROVED THE OPTION AGREEMENT FOR PURPOSES OF SECTION 203 OF THE DELAWARE GENERAL CORPORATION

LAW (THE "DGCL"). ACCORDINGLY, SECTION 203 OF THE DGCL (WHICH RESTRICTS AN "INTERESTED STOCKHOLDER" FROM ENGAGING IN A "BUSINESS COMBINATION" WITH A DELAWARE CORPORATION FOR A PERIOD OF THREE YEARS FOLLOWING THE DATE ON WHICH SUCH STOCKHOLDER BECAME AN "INTERESTED STOCKHOLDER") IS INAPPLICABLE TO THE OFFER, THE MERGER AND THE PURCHASE OF SHARES PURSUANT TO THE OPTION AGREEMENT. SEE SECTION 16.

    THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION AND SHOULD BE READ IN THEIR ENTIRETY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

1.  TERMS OF THE OFFER

    Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of such extension or amendment), Purchaser will accept for payment and pay for all Shares which are validly tendered on or prior to the Expiration Date and not properly withdrawn in accordance with Section 4. The term "Expiration Date" means 12:00 midnight, New York City time, on Tuesday, June 1, 1999, unless and until Purchaser, in its sole discretion, but subject to the terms of the Merger Agreement, shall have extended the period of time during which the Offer is open, in which event the term "Expiration Date" shall refer to the latest time and date at which the Offer, as so extended by Purchaser, shall expire.

    The Offer is subject to certain conditions described in Section 15, including satisfaction of the Minimum Condition and the HSR Condition. Subject to the provisions of the Merger Agreement and the applicable rules and regulations of the Securities and Exchange Commission (the "Commission"), Purchaser reserves the right, in its sole discretion, to waive any or all conditions to the Offer and otherwise to modify the terms of the Offer in any respect. Without limiting the preceding sentence, if any condition to the Offer is not satisfied prior to the expiration of the Offer, Purchaser reserves the right, in its sole discretion, subject to the terms of the Merger Agreement and such rules and regulations, to (i) terminate the Offer and return all tendered Shares to tendering stockholders, (ii) extend the Offer and, subject to withdrawal rights as set forth in Section 4, retain all such Shares until the expiration of the Offer as so extended, or (iii) waive such condition and, subject to any requirement to extend the period of time during which the Offer is open, purchase all Shares validly tendered and not withdrawn by the Expiration Date. Any extension, amendment or termination will be followed as promptly as practicable by public announcement thereof, the announcement in the case of an extension to be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date in accordance with Rules 14d-4(c), 14d-6(d) and 14e-1(d) under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Without limiting the obligation of Purchaser under such rules or the manner in which Purchaser may choose to make any public announcement, Purchaser currently intends to make announcements by issuing a release to the Dow Jones News Service.

    The Merger Agreement provides that, subject only to the Minimum Condition and the other conditions provided in the Merger Agreement, Purchaser shall consummate the Offer as soon as legally permissible. The Merger Agreement also provides that the Offer shall be made by means of an offer to purchase containing the Minimum Condition, and no other conditions except those set forth in the Merger Agreement, and shall not be amended with respect to any such condition or the Minimum Condition, with respect to a reduction in the price or change in the form of consideration to be paid in the Offer, or with respect to an extension of the Offer (except as provided below) without the consent of the Company; provided, however, that Purchaser may extend the expiration date (x) in its sole discretion from time to time, if on the initial scheduled or any extended expiration date of the Offer the Minimum Condition has not been satisfied, or any of the other conditions set forth in the Merger Agreement shall not have been satisfied or waived (provided, however, that unless agreed to by the Company any extended expiration date pursuant to this clause (x) may not be later than 90 days from the date of commencement of the Offer or

120 days from such date if within such 90 day period a tender offer for at least 20% of the outstanding Shares is commenced by any person who is not an affiliate (as defined under the rules promulgated pursuant to the Securities Act of 1933 as amended (the "Securities Act")) of Parent or Purchaser (an "Intervening Tender Offer")), or (y) for a period not to exceed ten business days, notwithstanding that all conditions to the Offer are satisfied as of such expiration date of the Offer, if, immediately prior to the expiration date of the Offer (as it may be extended), the Shares tendered and not withdrawn pursuant to the Offer, together with the Shares subject to the Option Agreement, without duplication, equal less than 90% of the outstanding Shares and Purchaser expressly irrevocably waives any condition (other than the Minimum Condition) that subsequently may not be satisfied during such extension of the Offer; or
(z) for any period required by any rule, regulation, interpretation or position of the Commission or the staff thereof applicable to the Offer. Without limiting the right of Purchaser to extend the Offer pursuant to the provisions of the Merger Agreement, in the event that (i) the Minimum Condition shall not have been satisfied or (ii) the other conditions set forth in the Merger Agreement shall not have been satisfied or waived at the scheduled or any extended expiration date of the Offer, at the request of the Company, the Purchaser has agreed that it will extend the expiration date of the Offer in increments of five business days each until the earliest to occur of (x) the satisfaction or waiver of the Minimum Condition or such other condition, (y) the termination of this Agreement in accordance with its terms, and (z) 90 days from commencement of the Offer or 120 days from such date in the event of an Intervening Tender Offer (unless extended by agreement of Parent, Purchaser and the Company).

    Subject to the applicable rules and regulations of the Commission and the provisions of the Merger Agreement described above, Purchaser expressly reserves the right, in its sole discretion, at any time and from time to time, and regardless of whether or not any of the events set forth in Section 15 shall have occurred, to (i) extend the period of time during which the Offer is open and thereby delay acceptance for payment of, and the payment for, any Shares, by giving oral or written notice of such extension to the Depositary or (ii) amend the Offer in any respect by giving oral or written notice of such amendment to the Depositary. During any such extension, all Shares previously tendered and not properly withdrawn will remain subject to the Offer, subject to the right of a tendering stockholder to withdraw such stockholder's Shares.

    If Purchaser makes a material change in the terms of the Offer or the information concerning the Offer or waives a material condition of the Offer, Purchaser will disseminate additional tender offer materials and extend the Offer if and to the extent required by Rules 14d-4(c), 14d-6(d) and 14e-1(c) under the Exchange Act. The minimum period during which the Offer must remain open following material changes in the terms of the Offer or information concerning the Offer, other than a change in the Offer Price or a change in percentage of securities sought, will depend upon the facts and circumstances, including the materiality of the terms or information. With respect to a change in the Offer Price or, subject to certain limitations, a change in percentage of securities sought, a minimum ten business day period is generally required to allow for adequate dissemination to stockholders. If, prior to the Expiration Date, Purchaser should decide to increase the Offer Price, such increase will be applicable to all stockholders whose Shares are accepted for payment pursuant to the Offer. The Selling Stockholders and the Parent have agreed, however, that the exercise price to be paid for shares purchased under the Option Agreement will remain at $31.00 per share. As used in this Offer to Purchase, "business day" means any day other than a Saturday, Sunday or a federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time, as computed in accordance with Rule 14d-1 under the Exchange Act.

    The Company has agreed to provide Purchaser with the Company's stockholder list and security position listings for the purpose of disseminating the Offer to holders of Shares. This Offer to Purchase, the related Letter of Transmittal and other relevant materials will be mailed to record holders of Shares and will be furnished to brokers, banks and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of Shares.

2.  ACCEPTANCE FOR PAYMENT AND PAYMENT

    Upon the terms and subject to the conditions of the Merger Agreement and the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), Purchaser will accept for payment and pay for all Shares validly tendered and not properly withdrawn on or prior to the Expiration Date, as soon as practicable after the later of (i) the Expiration Date and (ii) satisfaction or waiver of the conditions to the Offer set forth in
Section 15 in accordance with the terms of the Merger Agreement. In addition, subject to applicable rules of the Commission, Purchaser expressly reserves the right to delay acceptance for payment of or payment for Shares pending receipt of any other regulatory approvals specified in Section 16. Any such delays will be effected in compliance with Rule 14e-1(c) under the Exchange Act (relating to a bidder's obligation to pay for or return tendered securities promptly after the termination or withdrawal of such bidder's offer). For a description of Purchaser's right to terminate the Offer and not accept for payment or pay for Shares or to delay acceptance for payment of, or payment for, Shares, see
Section 1.

    For purposes of the Offer, Purchaser will be deemed to have accepted tendered Shares for payment if, as and when Purchaser gives oral followed by written notice to the Depositary of its acceptance of the tenders of such Shares. Payment for Shares purchased pursuant to the Offer will be made by deposit of the Offer Price with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payment from Purchaser and transmitting such payments to tendering stockholders. In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after the expiration of the Offer and timely receipt by the Depositary of (i) Stock Certificates or confirmation of a book-entry transfer (a "Book-Entry Confirmation") of such Shares into the Depositary's account at a Book-Entry Transfer Facility (as defined in Section 3), (ii) a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile copy thereof), with any required signature guarantees, or in the case of a book-entry transfer, an Agent's Message (as defined in Section 3), and (iii) any other documents required by the Letter of Transmittal. For a description of the procedure for tendering Shares pursuant to the Offer, see Section 3.

    IN NO CIRCUMSTANCES WILL INTEREST BE PAID BY PURCHASER ON THE CONSIDERATION PAID FOR SHARES PURSUANT TO THE OFFER, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN MAKING PAYMENT.

    If, for any reason whatsoever, acceptance for payment of or payment for any Shares tendered pursuant to the Offer is delayed or Purchaser is unable to accept for payment or pay for Shares tendered pursuant to the Offer, then without prejudice to Purchaser's rights set forth herein, the Depositary may nevertheless, on behalf of Purchaser and subject to Rule 14e-1(c) under the Exchange Act, retain tendered Shares and such Shares may not be withdrawn except to the extent that the tendering stockholder is entitled to and duly exercises withdrawal rights as described in Section 4.

    PRIOR TO A DISTRIBUTION DATE, A VALID TENDER OF SHARES WILL ALSO CONSTITUTE A TENDER OF THE ASSOCIATED RIGHTS.

    If Purchaser increases the consideration to be paid for Shares pursuant to the Offer, Purchaser will pay such increased consideration for all Shares purchased pursuant to the Offer (but not Shares of the Selling Stockholders purchased under the Option Agreement).

    Purchaser reserves the right to transfer or assign, in whole or from time to time in part, to one or more of its affiliates the right to purchase Shares tendered pursuant to the Offer, but any such transfer or assignment will not relieve Purchaser of its obligations under the Offer or prejudice the rights of tendering stockholders to receive payment for Shares validly tendered and accepted for payment.

    If any tendered Shares are not purchased pursuant to the Offer for any reason, or if Stock Certificates are submitted for more Shares than are tendered, Stock Certificates for Shares not purchased or not tendered will be returned (or, in the case of Shares tendered by book-entry transfer, such Shares will be credited to an account maintained at the Book-Entry Transfer Facility, without expense to the tendering stockholder, as promptly as practicable after the expiration or termination of the Offer.

3.  PROCEDURES FOR TENDERING SHARES

    VALID TENDER. In order for Shares to be validly tendered pursuant to the Offer, either (a) a properly completed and duly executed Letter of Transmittal (or facsimile thereof), with any required signature guarantees, or an Agent's Message (in the case of any book-entry transfer), and any other documents required by the Letter of Transmittal, must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date, and either (i) the Stock Certificates evidencing such Shares to be tendered must be received by the Depositary at such address, or
(ii) such Shares must be delivered to the Depositary pursuant to the procedures for book-entry transfer described below and a Book-Entry Confirmation (including an Agent's Message) must be received by the Depositary, in each case prior to the Expiration Date, or (b) the tendering stockholder must comply with the guaranteed delivery procedures described below. The term "Agent's Message" means a message transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, which states that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the Shares which are the subject of such Book-Entry Confirmation that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that Purchaser may enforce such agreement against such participant.

    BOOK-ENTRY TRANSFER. The Depositary will make a request to establish an account with respect to the Shares at The Depository Trust Company (the "Book-Entry Transfer Facility") for purposes of the Offer within two business days after the date of this Offer to Purchase, and any financial institution that is a participant in the system of the Book-Entry Transfer Facility may make book-entry delivery of Shares by causing the Book-Entry Transfer Facility to transfer such Shares into the Depositary's account at the Book-Entry Transfer Facility in accordance with the procedures of the Book-Entry Transfer Facility. However, although delivery of Shares may be effected through book-entry transfer, either the Letter of Transmittal (or a manually signed facsimile copy thereof), properly completed and duly executed, together with any required signature guarantees, or an Agent's Message, and any other documents required by the Letter of Transmittal must, in any case, be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date, or the guaranteed delivery procedures described below must be complied with.

    DELIVERY OF THE LETTER OF TRANSMITTAL AND ANY OTHER REQUIRED DOCUMENTS TO THE BOOK-ENTRY TRANSFER FACILITY DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

    SIGNATURE GUARANTEES. Generally, signatures on all Letters of Transmittal must be guaranteed by a member firm of a registered national securities exchange (registered under Section 6 of the Exchange Act) or by a member firm of the National Association of Securities Dealers, Inc., by a commercial bank or trust company having an office or correspondent in the United States or by any other "Eligible Guarantor Institution" as defined in Rule 17Ad-15 under the Exchange Act that is a participant in the Medallion Signature Guarantee Program (each of the foregoing constituting an "Eligible Institution"). However, signatures on a Letter of Transmittal need not be guaranteed (a) if the Letter of Transmittal is signed by the registered holder of the Shares tendered therewith and such holder has not completed the box entitled "Special Payment Instructions" on the Letter of Transmittal, or (b) if such Shares are tendered for the account of an Eligible Institution.

    If a Stock Certificate is registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made, or a Stock Certificate not accepted for payment or evidencing Shares not tendered is to be returned, to a person other than the registered holder(s), then the Stock Certificate must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name(s) of the registered holder(s) appear thereon, with the signature(s) guaranteed as described above. See Instructions 1 and 5 of the Letter of Transmittal.

    If Stock Certificates are forwarded separately to the Depositary, a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile copy thereof) must accompany each such delivery.

    GUARANTEED DELIVERY. If a stockholder desires to tender Shares pursuant to the Offer and such stockholder's Stock Certificates are not immediately available or time will not permit all required documents to reach the Depositary prior to the Expiration Date, or the procedure for book-entry transfer cannot be completed on a timely basis, such Shares may nevertheless be tendered if all the following conditions are satisfied:

        (i) the tender is made by or through an Eligible Institution;

        (ii) a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by Purchaser, is received by the Depositary prior to the Expiration Date; and

        (iii) Stock Certificates in proper form for transfer, or a Book-Entry Confirmation, together with a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile copy thereof), with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message) and any other documents required by the Letter of Transmittal, are received by the Depositary within three trading days after the date of execution of the Notice of Guaranteed Delivery. A "trading day" is any day on which the Nasdaq National Market is open for business.

    The Notice of Guaranteed Delivery may be delivered by hand or transmitted by facsimile transmission or mailed to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in the Notice of Guaranteed Delivery.

    THE METHOD OF DELIVERY OF STOCK CERTIFICATES, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING THROUGH THE BOOK-ENTRY TRANSFER FACILITY, IS AT THE OPTION AND RISK OF THE TENDERING STOCKHOLDER AND DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY (INCLUDING, IN THE CASE OF BOOK-ENTRY TRANSFER, BY BOOK-ENTRY CONFIRMATION). IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

    BACK-UP FEDERAL INCOME TAX WITHHOLDING. Under the federal income tax laws, the Depositary will be required to withhold 31% of the amount of any payments made to certain stockholders pursuant to the Offer. In order to avoid such back-up withholding, each tendering stockholder must provide the Depositary with such stockholder's correct taxpayer identification number and certify that such stockholder is not subject to back-up federal income tax withholding by completing the Substitute Form W-9 included in the Letter of Transmittal (see Instruction 10 of the Letter of Transmittal) or by filing a Form W-9 with the Depositary prior to any such payments. If the stockholder is a nonresident alien or foreign entity not subject to back-up withholding, the stockholder must give the Depositary a completed Form W-8 Certificate of Foreign Status prior to receipt of any payments.

    OTHER REQUIREMENTS. By executing a Letter of Transmittal as set forth above, a tendering stockholder irrevocably appoints designees of Purchaser as the stockholder's attorneys-in-fact and proxies, in the manner set forth in the Letter of Transmittal, each with full power of substitution, to the full extent of the stockholder's rights with respect to the Shares tendered by the stockholder and accepted for payment by Purchaser (and any and all other Shares or other securities or property issued or issuable in respect of such Shares on or after April 29, 1999). All such proxies and powers of attorney shall be irrevocable and coupled with an interest in the tendered Shares. Such appointment is effective only upon acceptance for payment of the Shares by Purchaser. Upon such acceptance for payment, all prior powers of attorney, proxies and consents given by the stockholder with respect to such Shares (and such other Shares and other securities or property) will, without further action, be revoked, and no subsequent powers of attorney and proxies may be given nor any subsequent written consent executed by such stockholder with respect thereto (and, if given or executed, will not be deemed to be effective). The designees of Purchaser will, with respect to all such Shares and other securities, be empowered to exercise all voting and other rights of such stockholder as they in their sole discretion may deem proper at any annual, special or adjourned meeting of the Company's stockholders, by written consent, or otherwise. Purchaser reserves the right to require that, in order for Shares to be deemed validly tendered, immediately upon Purchaser's acceptance for payment of such Shares, Purchaser is able to exercise full voting and other rights with respect to all such Shares and other securities (including voting at any meeting of stockholders or acting by written consent without a meeting).

    A tender of Shares pursuant to any one of the procedures described above will constitute the tendering stockholder's acceptance of the terms and conditions of the Offer, as well as the tendering stockholder's representation and warranty that (a) such stockholder has the full power and authority to tender and assign the Shares tendered, as specified in the Letter of Transmittal, (b) such stockholder has a net long position in the Shares being tendered within the meaning of Rule 14e-4 under the Exchange Act and (c) the tender of such Shares complies with Rule 14e-4. Purchaser's acceptance for payment of Shares tendered pursuant to the Offer will constitute a binding agreement between the tendering stockholder and Purchaser upon the terms and subject to the conditions of the Offer.

    DETERMINATION OF VALIDITY. All questions as to the form of documents and the validity, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by Purchaser in its sole discretion, which determination shall be final and binding. Purchaser reserves the absolute right to reject any or all tenders determined by it not to be in proper form or the acceptance for payment of which, or payment for which, may, in the opinion of Purchaser's counsel, be unlawful. Purchaser also reserves the absolute right to waive any defect or irregularity in any tender of Shares. No tender of Shares will be deemed to have been validly made until all defects and irregularities relating thereto have been cured or waived. Purchaser's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the Instructions thereto) will be final and binding. None of Purchaser, Parent, any of their affiliates or assigns, the Depositary, the Dealer Manager, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or will incur any liability for failure to give any such notification.

4.  WITHDRAWAL RIGHTS

    Tenders of Shares made pursuant to the Offer are irrevocable, except that Shares tendered pursuant to the Offer may be withdrawn at any time on or prior to the Expiration Date and, unless theretofore accepted for payment by Purchaser pursuant to the Offer, may also be withdrawn at any time after July 2, 1999. If Purchaser extends the Offer, is delayed in its acceptance for payment of Shares or is unable to purchase Shares validly tendered pursuant to the Offer for any reason, then without prejudice to Purchaser's rights under the Offer, the Depositary may nevertheless, on behalf of Purchaser, retain tendered Shares and such Shares may not be withdrawn except to the extent that tendering stockholders are entitled to withdrawal rights as described in this Section 4, subject to Rule 14e-1(c) under the Exchange

Act which provides that no person who makes a tender offer shall fail to pay the consideration offered or return the securities deposited by or on behalf of security holders promptly after the termination or withdrawal of the Offer. Any such delay in acceptance for payment will be accompanied by an extension of the Offer to the extent required by law or by the Merger Agreement.

    For a withdrawal to be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase. Any notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder, if different from that of the person who tendered such Shares. If Stock Certificates evidencing Shares to be withdrawn have been delivered or otherwise identified to the Depositary, a signed notice of withdrawal with signatures guaranteed by an Eligible Institution (except in the case of Shares tendered by an Eligible Institution) must be submitted prior to the release of such certificates. In addition, such notice must specify, in the case of Shares tendered by delivery of Stock Certificates, the name of the registered holder (if different from that of the tendering stockholder) and the serial numbers shown on the particular Stock Certificates evidencing the Shares to be withdrawn, or, in the case of Shares tendered by book-entry transfer, the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares.

    Withdrawals of tendered Shares may not be rescinded, and Shares withdrawn will thereafter be deemed not validly tendered for purposes of the Offer. However, withdrawn Shares may be retendered again by following one of the procedures described in Section 3 at any time prior to the Expiration Date.

    All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by Purchaser, in its sole discretion, whose determination will be final and binding. None of Purchaser, Parent, any of their affiliates or assigns, the Depositary, the Dealer Manager, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

5.  CERTAIN TAX CONSIDERATIONS

    The summary of tax consequences set forth below is for general information only and is based on the U.S. federal income tax law as currently in effect. The summary does not address all aspects of U.S. federal income taxation that may be relevant to particular holders of Shares and thus, for example, may not be applicable to holders of Shares who are not citizens or residents of the United States, who are employees and who acquired their Shares pursuant to the exercise of compensatory stock options, or who are entities that are otherwise subject to special tax treatment (such as insurance companies, tax-exempt entities and regulated investment companies) under the Internal Revenue Code of 1986, as amended (the "Code"); nor does this summary address the effect of any applicable state, local, foreign or other tax laws. The discussion assumes that each holder of Shares holds such Shares as a capital asset within the meaning of Section 1221 of the Code. The precise tax consequences of the Offer or the Merger will depend on the particular circumstances of the holder. STOCKHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE SPECIFIC FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX CONSEQUENCES TO THEM OF THE PROPOSED TRANSACTION.

    The receipt of cash for Shares pursuant to the Offer, the Option Agreement or the Merger will be a taxable transaction for U.S. federal income tax purposes and may also be a taxable transaction under applicable state, local or foreign tax laws. In general, a stockholder who receives cash for Shares pursuant to the Offer, the Option Agreement or the Merger will recognize gain or loss for U.S. federal income tax purposes equal to the difference between the amount of cash received and such stockholder's adjusted tax basis in the shares sold. Such gain or loss will be capital gain or loss, and will be long-term capital gain or loss if the holder has held the Shares for more than one year at the time of sale. Gain or loss will be calculated separately for each Share tendered pursuant to the Offer, sold pursuant to the Option Agreement or canceled pursuant to the Merger.

    Capital gains recognized on marketable securities such as the Shares will be taxable at a maximum U.S. federal rate of 20% for individuals if the individual's holding period is more than one year. Capital gains for individuals whose holding period is one year or less is taxed at the same rate as ordinary income or, a maximum rate of 39.6%. Corporations are taxed at a maximum rate of 35% on both ordinary income and capital gain.

    WITHHOLDING. Unless a stockholder complies with certain reporting and/or certification procedures, or is an exempt recipient under applicable provisions of the Code (and regulations thereunder), such stockholder may be subject to a "backup" withholding tax of 31% with respect to any payments received pursuant to the Offer, the Option Agreement or the Merger. Stockholders should contact their brokers to ensure compliance with such procedures. Foreign stockholders should consult with their tax advisors regarding U.S. withholding taxes in general. See Section 3.

6.  PRICE RANGE OF SHARES; DIVIDENDS

    The Common Stock is traded on the Nasdaq National Market under the symbol "MFAC." The following table sets forth, for the periods indicated, the high and low sale prices per Share for the Common Stock, as reported in the Company's 1998 Annual Report to Stockholders incorporated by reference into the Company's Annual Report on Form 10-K for the year ending December 31, 1998 (the "Company 10-K"), and as reported in published financial sources thereafter. The information set forth in the table has been adjusted retroactively to reflect a two-for-one stock split in May 1997.

                                                                                   COMMON STOCK
                                                                               --------------------
                                                                                 LOW        HIGH
                                                                               -------    ---------
1997
  First Quarter.............................................................   $ 7        $10 5/8
  Second Quarter............................................................   $ 9 1/8    $14
  Third Quarter.............................................................   $10 1/4    $31 5/8
  Fourth Quarter............................................................   $16 3/4    $24 3/4

1998
  First Quarter.............................................................   $15 1/4    $20 15/16
  Second Quarter............................................................   $19        $24 1/4
  Third Quarter.............................................................   $18 1/2    $28 1/2
  Fourth Quarter............................................................   $17 5/8    $28 1/2

1999
  First Quarter.............................................................   $18 3/4    $26 1/4
  Second Quarter (through April 28, 1999)...................................   $19 1/4    $26

    On April 29, 1999, the last full day of trading prior to the public announcement of the execution of the Merger Agreement, the reported closing sale price per Share of Common Stock (as reported in The Wall Street Journal) was
$25 7/8. STOCKHOLDERS ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS FOR THE SHARES.

    The rights are currently attached to the outstanding Shares and may not be traded separately. If a Distribution Date occurs, the rights could begin trading separately from the Shares. See Section 12.

    DIVIDENDS. The Purchaser has been advised by the Company that the Company has paid no dividends on its Common Stock subsequent to December 13, 1996. The Merger Agreement prohibits the Company from declaring or paying any dividends until the effectiveness of the Merger.

7.  CERTAIN INFORMATION CONCERNING THE COMPANY

    The following information concerning the Company has been taken from or based upon publicly available documents on file with the Commission, other publicly available information and information provided by the Company. Although neither Purchaser nor Parent has any knowledge that would indicate that such information is untrue, neither Purchaser nor Parent takes any responsibility for, or makes any representation with respect to, the accuracy or completeness of such information or for any failure by the Company to disclose events that may have occurred and may affect the significance or accuracy of any such information but which are unknown to Purchaser or Parent.

    GENERAL. The Company is a Delaware corporation with its headquarters located at 3040 West Salt Creek Lane, Arlington Heights, Illinois 60005. The Company is a leading provider of custom market research services. It provides quantitative and qualitative marketing research both domestically and internationally. Through its network of 21 offices and its international affiliations, the Company engages in the design, execution and interpretation of market research conducted on behalf of its clients.

    AVAILABLE INFORMATION. The Company is subject to the information requirements of the Exchange Act, and is required to file reports and other information with the Commission relating to its business, financial condition and other matters. Information, as of particular dates, concerning the Company's directors and officers, their remuneration, options granted to them, the principal holders of the Company's securities and any material interest of such persons in transactions with the Company is required to be described in filings with the Commission. These filings, including the Company 10-K and the Company's
Schedule 14D-9 to be filed in connection with this Offer, are or, when filed, will be available for inspection at the public reference facilities of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and should also be available for inspection and copying at prescribed rates at the regional offices of the Commission located at Seven World Trade Center, Suite 1300, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of this material may also be obtained by mail, upon payment of the Commission's customary fees, from the Commission's principal office. The Commission also maintains a site on the World Wide Web at http://www.sec.gov that contains such filings and other information. Such material should also be available for inspection at the library of the Nasdaq Stock Market, 1735 K Street, N.W., Washington, D.C. 20006.

    CERTAIN CONSOLIDATED FINANCIAL INFORMATION FOR THE COMPANY. Set forth below are certain selected consolidated financial data for the Company's last five fiscal years which were derived from the Company 10-K. More comprehensive financial information is included in the reports (including management's discussion and analysis of financial condition and results of operations) and other documents filed by the Company with the Commission, and the following financial data are qualified in their entirety by reference to such reports and other documents, including the financial information and related notes contained therein. Such reports and other documents may be examined and copies thereof may be obtained in the manner set forth above. Neither Parent nor Purchaser assumes any responsibility for the accuracy of the financial information set forth below.

                               MARKET FACTS, INC.
                      SELECTED CONSOLIDATED FINANCIAL DATA

                                        1994           1995           1996            1997            1998
                                    -------------  -------------  -------------  --------------  --------------
Revenue...........................  $  55,483,032  $  64,608,724  $  83,795,562  $  100,064,294  $  136,532,924
                                    -------------  -------------  -------------  --------------  --------------
Income from operations............      3,294,736      5,194,779      8,397,948      10,281,163      14,559,481
                                    -------------  -------------  -------------  --------------  --------------
Net income........................      1,434,167      2,226,119      4,277,656       5,822,098       9,009,949
Basic earnings per share..........            .20            .29            .57             .80            1.02
                                    -------------  -------------  -------------  --------------  --------------
Diluted earnings per share........            .19            .29            .55             .77             .98
                                    -------------  -------------  -------------  --------------  --------------
Cash and cash equivalents.........  $     911,209  $   3,530,157  $     129,428  $   36,444,256  $   28,475,066
                                    -------------  -------------  -------------  --------------  --------------
Working capital...................      3,624,220      5,993,486      3,104,192      40,160,854      25,859,308
                                    -------------  -------------  -------------  --------------  --------------
Total assets......................     31,681,983     34,376,637     38,385,227      86,891,747     105,454,474
Long-term obligations.............     11,453,019     10,955,870     10,742,988      10,409,088      11,197,130
Total Stockholders' equity........      9,746,185     12,049,807     10,525,210      53,545,253      64,313,967
                                    -------------  -------------  -------------  --------------  --------------
Cash dividends declared...........          .0725           .095            .10              --              --
                                    -------------  -------------  -------------  --------------  --------------

    PROJECTED FINANCIAL INFORMATION. In connection with Parent's review of the Company and during the course of negotiations between Parent and the Company and their respective advisors described in Section 10 of this Offer to Purchase, the Company provided Parent with certain business and financial information which was not publicly available. Such information included, among other things, projections of future operating performance of the Company.

    The inclusion herein of the summary of projections should not be regarded as an indication that the Company, Parent, Purchaser or any other person considers such information to be an accurate prediction of future events and should not be relied on as such. While presented with numerical specificity, such projections are based upon a variety of assumptions relating to the business of the Company, industry performance, general business and economic conditions and other matters and are subject to significant uncertainties and contingencies, many of which are beyond Parent's, Purchaser's or the Company's control. Therefore, such projections are inherently imprecise, subjective, and susceptible to various interpretations and there can be no assurances, and no representation or warranty is made, that any such projections will be realized or that actual results will not differ significantly from those set forth below. None of Parent, Purchaser, the Company, their respective officers, directors or advisors accepts any responsibility for such projections or the bases or assumptions on which they were prepared. The Company has informed Purchaser that as a matter of course, the Company does not make public projections or forecasts of its anticipated financial position or results of operations. Such projections have not been updated by the Company, were not intended to be a forecast of financial results by the Company and were not prepared with a view to public disclosure or compliance with published guidelines of the Commission or with the guidelines established by the American Institute of Certified Public Accountants regarding projections and forecasts. None of the Company, Purchaser or Parent intends to update, revise or correct such projections if it becomes aware that such projections are inaccurate (even in the short term).

    Such projections for the Company's fiscal years 1999, 2000 and 2001 are being summarized below and included herein solely because they were furnished to Parent by the Company, and the summary below should not be interpreted as suggesting that Parent relied on such projections in evaluating a transaction with the Company. The Company stated that it believed that the projections for 2000 and 2001 were more aggressive than the 1999 projection, and represented a best case scenario. In light of the foregoing factors and the uncertainties inherent in the forecasts, holders of Shares are cautioned not to place undue or significant reliance thereon.

                         COMPANY FINANCIAL PROJECTIONS
                   ($ IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

                                                                     1999       2000       2001
                                                                   ---------  ---------  ---------
Revenues.........................................................  $   162.6  $   184.8  $   212.5
Gross margin.....................................................       74.2       84.4       97.2
Operating expenses (excluding goodwill)..........................      (53.1)     (56.5)     (64.0)
Operating profit.................................................       21.1       27.9       33.2
Other income including interest..................................       (0.3)      (0.4)      (0.2)
Profit before tax and before goodwill............................       20.8       27.5       33.0
Goodwill.........................................................       (1.5)      (1.8)      (2.0)
Profit before tax................................................       19.3       25.7       31.0
Diluted earnings per share.......................................  $    1.23  $    1.68  $    2.02

    The principal assumptions underlying the projections are as follows:

    (i) Revenue growth in the U.S. business, excluding 1997 and 1998 acquisitions, will be 15%.

    (ii) Operating margin will increase from 11.3% in 1998 to 15.6% in 2001.

    (iii) No revenues or profits from the Company's acquisition in April 1999 or from future acquisitions are included.

    In reaching its decision to acquire the Company, Parent made certain assumptions of its own with regard to revenues, operations and costs of the Company's businesses as a wholly owned subsidiary of Parent.

8.  CERTAIN INFORMATION CONCERNING PARENT AND PURCHASER

    GENERAL. Parent is the holding company for Carat, the leading group of media communications specialists, with 1998 world-wide billings of over $9 billion, of which the United States represents over $1 billion. Carat's services span the provision of media strategy, planning and buying of communication in traditional media, TV, press, radio, cinema and outdoor, including programming and media or event sponsorship. Response media such as direct mail, direct response advertising, digital TV and the internet increase Carat's competitive edge. Carat has offices in 31 countries and has the largest market share in Europe with market share of over 12%. Parent's principal executive office is located at 11A West Halkin Street, London SW1X 8JL.

    The Purchaser, a Delaware corporation, was recently incorporated for the purpose of acquiring the Company. The Purchaser has not conducted any other business. The principal executive office of the Purchaser is located at 3 Park Avenue, New York, New York 10016. All outstanding shares of common stock of Purchaser are indirectly owned by Parent.

    The name, business address, present principal occupation or employment, five-year employment history and citizenship of each of the directors and executive officers of the Purchaser and Parent as well as the name, principal business and address of the corporation or other organization in which such present occupation or employment is carried on are set forth in Schedule I hereto.

    SUMMARY CONSOLIDATED FINANCIAL INFORMATION FOR PARENT. Set forth below is certain summary selected financial information with respect to Parent for the years ended December 31, 1998, 1997 and 1996. The selected consolidated financial data are stated in pounds sterling. On May 2, 1999, The New York Times reported that, as of April 30, 1999, one pound sterling equaled 1.6090 U.S. dollars. The summary below is qualified in its entirety by reference to Parent's Report and Accounts 1998 filed as an exhibit to the Tender Offer Statement on
Schedule 14D-1 with respect to the Offer filed by the Purchaser and Parent (the "Schedule 14D-1"), which may be inspected and copies obtained at the offices of the Commission as set forth in Section 7 (except that they will not be available at the regional offices of the Commission), and such financial information and related notes are incorporated herein by reference. Stockholders of the Company may also obtain copies of Parent's Report and Accounts 1998 by contacting the Company Secretary of Parent at Parent's principal executive office in the United Kingdom set forth above.

                                AEGIS GROUP PLC
                  SELECTED CONSOLIDATED FINANCIAL INFORMATION
                         (POUNDS STERLING IN MILLIONS)

                                                                                  YEAR ENDED DECEMBER 31,
                                                                              -------------------------------
                                                                                1998       1997       1996
                                                                              ---------  ---------  ---------
CONSOLIDATED PROFIT AND LOSS ACCOUNT DATA

Turnover....................................................................   L4,130.0   L3,652.5   L3,452.5
Profit on ordinary activities before taxation...............................       50.6       45.6       39.6
Taxation on ordinary activities.............................................      (14.5)     (12.2)     (10.7)
Profit on ordinary activities after taxation................................       36.1       33.4       28.9
Minority interests..........................................................       (0.6)      (0.6)      (0.9)
Profit attributable to members of the parent company........................       35.5       32.8       28.0
Dividends...................................................................
Preference..................................................................        0.2       (0.8)      (0.8)
Ordinary....................................................................       (8.0)      (5.8)      (5.0)
                                                                              ---------  ---------  ---------
Retained profit for the financial year......................................      L27.7      L26.2      L22.2
                                                                              ---------  ---------  ---------
                                                                              ---------  ---------  ---------

CONSOLIDATED BALANCE SHEET DATA
  (At End Of Period)

Cash at bank and in hand....................................................     L114.0      L61.6      L49.1
Current assets excluding cash...............................................      670.0      578.8      513.0
Fixed assets................................................................       34.8       15.6       15.4
Current liabilities.........................................................     (859.3)    (733.7)    (641.7)
Other liabilities...........................................................      (21.1)     (28.0)     (30.8)
                                                                              ---------  ---------  ---------
BALANCE SHEET TOTAL.........................................................     L(61.6)   L(105.7)    L(95.0)
                                                                              ---------  ---------  ---------
                                                                              ---------  ---------  ---------

Capital and reserves........................................................     L(63.1)   L(107.5)    L(95.8)
Minority interests..........................................................        1.5        1.8        0.8
                                                                              ---------  ---------  ---------
BALANCE SHEET TOTAL.........................................................     L(61.6)   L(105.7)    L(95.0)
                                                                              ---------  ---------  ---------
                                                                              ---------  ---------  ---------

    Parent's selected consolidated financial data included herein have been prepared in accordance with applicable United Kingdom ("U.K.") accounting standards, including the Companies Act of 1985, which represent generally accepted accounting principles in the U.K. ("U.K. GAAP"). U.K. GAAP differs in certain significant respects from United States generally accepted accounting principles ("U.S. GAAP"). Parent has not determined its financial position or results of operations for any period under U.S. GAAP. A general summary of the significant differences between U.K. GAAP and U.S. GAAP is set forth below. However, Parent believes that the differences between U.K. GAAP and U.S. GAAP are not material to a decision by a holder of Shares whether to sell, tender or hold any Shares.

SUMMARY OF CERTAIN SIGNIFICANT DIFFERENCES BETWEEN U.K. GAAP AND U.S. GAAP

    GOODWILL. For acquisitions before January 1, 1998, the excess of the cost of shares in subsidiaries and associates over the fair value of underlying separable net assets at the date of acquisition is deducted from Parent's consolidated stockholders' equity. For acquisitions on or after January 1, 1998, goodwill is capitalized. The estimated useful life of the goodwill is examined for each acquisition on a case by case basis to determine the appropriate accounting treatment. There is a rebuttable presumption that goodwill has an estimated useful life of not more than 20 years although U.K. GAAP permits no amortization under certain circumstances. Under U.S. GAAP, goodwill is capitalized and amortized over its estimated useful life, but not more than 40 years.

    CONTINGENT PAYMENTS ON ACQUISITIONS. Where the consideration for an acquisition includes payments which are contingent on certain events, a provision is included based on an estimate of the likely payment to be made. Under U.S. GAAP, no provision is made for contingent consideration until the amount is determined.

    DISPOSAL OF BUSINESSES. Profits and losses on disposal of a subsidiary or associate under U.K. GAAP are calculated as the net of the proceeds over (i) carrying value plus (ii) on acquisitions prior to January 1, 1998, amounts with respect to goodwill previously charged to stockholders' equity and on acquisitions on or after January 1, 1998, the unamortized element of goodwill. U.S. GAAP reflects the unamortized element of goodwill in the calculation.

    DIVIDENDS. Ordinary share dividends are provided in the financial year in respect of which they are recommended by the board of directors for approval by the shareholders. Under U.S. GAAP, such dividends are not provided for until the date declared.

    DEFERRED TAXATION. Deferred taxation is provided where it is probable that a taxation liability will crystallize. Under U.S. GAAP, as provided by Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes," full provision must generally be made for all potential taxation liabilities and assets (where likelihood of realization is greater than 50%).

    PENSIONS. Pension costs, based on actuarial assumptions and methods, are charged in the accounts so as to allocate the cost of providing benefits over the service lives of employees in a consistent manner approved by the actuary. U.S. GAAP prescribes the method of actuarial valuation and also requires assets to be assessed at fair value and the assessment of liabilities to be based on current interest rates.

9.  SOURCES AND AMOUNTS OF FUNDS

    Purchaser will require approximately $310 million to acquire all of the Shares pursuant to the Option Agreement, the Offer and the Merger, pay cash to holders of the Company's employee stock options and pay the fees and expenses incurred in connection with the Offer, the Option Agreement and the Merger. Purchaser expects to obtain the necessary funds by way of debt financing under the loan facility agreement described below and a capital contribution from Parent.

    Purchaser and Parent have entered into a Revolving Credit and Term Loan Facility (the "Loan Agreement") dated April 29, 1999 under which, subject to certain conditions, National Westminster Bank PLC (the "Bank") will make available a L250 million facility comprising (a) a term loan facility (the "Term Loan Facility") of L200 million the principal purpose of which is to fund the Offer, the Option Agreement, the Merger and related fees and expenses and (b) a revolving credit facility (the "Revolving Credit Facility" and together with the Term Loan Facility, the "Facility") of L50 million the purpose of which is to refinance an existing credit facility of Parent. The borrowers under the Term Loan Facility are Purchaser and Parent and Parent is the borrower under the Revolving Credit Facility. Parent has guaranteed the obligations of Purchaser under the Loan Agreement. The Facility is unsecured.

    The Loan Agreement contains customary representations and warranties, financial and restrictive covenants, including limitations on creation of security over assets, disposals and employee benefit plans, and conditions precedent which must be satisfied before any loan under the Facility may be drawn down. In addition, there are conditions precedent which must also be satisfied before any loan can be drawn down under the Term Loan Facility. In respect of term loans to be used to purchase Shares pursuant to the Option Agreement, an additional condition precedent to draw down is that all such options shall have been exercised by Parent. In respect of term loans to be used to purchase Shares under the Offer or the Merger, draw downs are conditional on the Placing Agreement described below having become wholly unconditional (except as to the shares to be issued pursuant to such agreement having been admitted to listing by the London Stock Exchange) and such agreement not having been terminated.

    The final maturity date in respect of the Term Loan Facility is six months from the date of the Loan Agreement. The Term Loan Facility is available for drawing until the final maturity date of the Facility and is repayable in full on that date.

    The loans under the Facility will bear interest at the rate which the Bank quotes on the relevant rate fixing day to leading banks in the London interbank market for the offering of deposits in the currency of the relevant loan for a period comparable to the interest period of the relevant loan plus a margin of 0.65% per annum for the first three months from the date of the Loan Agreement and 0.80% per annum for the remaining three months together with certain mandatory costs. The Facility must be prepaid in full in the event of a change of control (as defined in the Loan Agreement) of Parent.

    Purchaser and Parent have agreed to pay certain fees and the reasonable costs and expenses of the Bank arising in connection with the Loan Agreement. Purchaser and Parent have also agreed to indemnify the Bank and its directors, officers and employees from certain liabilities except such as may result from the wilful default or gross negligence of any such person.

    In addition to the debt financing described above, L114 million is expected to be made available as a capital contribution to Purchaser from Parent, directly or indirectly via other subsidiaries of Parent. Purchaser has undertaken to use such contribution to prepay amounts it has drawn down under the Term Loan Facility.

    Parent expects such funds to be made available for the capital contribution to Purchaser through an issue of its shares pursuant to a Placing Agreement dated as of April 30, 1999 (the "Placing Agreement"), between Parent and Hoare Govett Limited ("HG"). Under the Placing Agreement, subject to certain conditions, HG has agreed to procure persons to accept the allotment of those shares, failing which itself to accept the allotment of those shares. Parent has agreed to pay certain commissions, costs and expenses of HG and has also agreed to indemnify HG, its directors, employees and officers against certain liabilities arising in connection with the placing.

    THE OFFER DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO PURCHASE ANY SHARES OR OTHER SECURITIES OF PARENT. The shares of Parent to be issued under the Placing Agreement have not been and will not be registered under the Securities Act, and they may not, as part of their distribution, be offered, sold, taken up, renounced or delivered, directly or indirectly, in the United States, except pursuant to an exemption from, or in transactions not subject to, the registration requirements of the Securities Act.

    It is expected that amounts outstanding under the Facility on the final maturity date will be refinanced through a new syndicated loan facility but, other than appointing the Bank as the arranger, no specific plans with respect thereto have yet been made.

THE OFFER IS NOT CONDITIONED UPON PURCHASER OBTAINING FINANCING.

10. BACKGROUND OF THE OFFER; CONTACTS WITH THE COMPANY

    The Company has informed Parent that, on January 8, 1999, the Company engaged Schroder & Co. Inc. ("Schroders") to assist it in reviewing its strategic alternatives. On January 12, 1999, Schroders met with Company management and together identified a list of six companies that they considered possible candidates for a strategic alliance or transaction based upon apparent business synergies or previously expressed interest in acquiring the Company. At this meeting, it was decided that Schroders would contact Parent, along with certain other companies.

    On March 15, 1999, Crispin Davis, Parent's Chief Executive Officer, and Pat Doble of Parent met with Verne Churchill, Thomas Payne, Lawrence Labash and Timothy Sullivan of the Company in Arlington Heights, Illinois, at which meeting each company gave a presentation to the other regarding its business, and the parties discussed potential business opportunities.

    On March 23, 1999, Parent and the Company executed a confidentiality/standstill agreement. A proposed form of merger agreement was sent to Parent's legal counsel on March 25, 1999, and on or about that date, Schroders orally advised Parent that final proposals were due by April 9, 1999.

    On March 26, 1999, a second meeting was held between Crispin Davis of Parent and Thomas Payne, Sanford Schwartz, Lawrence Labash and Timothy Sullivan of the Company in Arlington Heights, Illinois, at which meeting Parent discussed its business and the parties further discussed potential business opportunities.

    On March 30 and 31, 1999, Pat Doble and Sunil Garga of Parent met with Michael Freehill, Stephen Weber and Peter LaSalle of the Company primarily to discuss the types of products and services offered by the Company. On March 30 and 31, Parent's financial staff and legal counsel also conducted due diligence meetings with Company representatives in Arlington Heights, Illinois.

    By letter dated April 8, 1999, Parent submitted a non-binding offer to acquire 100% of the Company's capital stock for $31.00 per share in cash. The offer was conditioned upon Parent receiving an irrevocable "lock-up" agreement from the Company's major stockholder and the Company's five management directors and completion of its due diligence investigation, and was not subject to financing. The offer also sought a two-week exclusivity period to negotiate and sign a definitive merger agreement.

    On April 14, 1999, the Company and Parent entered into an exclusivity agreement (the "Exclusivity Letter") pursuant to which the parties agreed to commence negotiation of a definitive merger agreement for Parent's proposed acquisition of the Company on the terms set forth in Parent's preliminary proposal dated April 8, 1999, and, thereafter, the parties and their counsel negotiated the Merger Agreement and the Option Agreement. Under the terms of the Exclusivity Letter, the Company agreed until 12:00 midnight on April 27, 1999 to negotiate exclusively with Parent and to not solicit any offer or engage in any negotiations other than with Parent for the merger or sale of the business or assets of the Company or any material part thereof or for any tender or exchange offer for the Company's capital stock. Subject to certain conditions, the Exclusivity Letter provided that the Company had the right to terminate negotiations with Parent in the event that the Company received an unsolicited proposal for the acquisition of the Company from another party which in the opinion of the Company's financial advisors was, or was reasonably likely to lead to, a proposal that was more favorable to the Company's stockholders than Parent's proposal (a "Superior Bid"). The Exclusivity Letter required the Company to promptly notify Parent of its receipt of any Superior Proposal, and the terms thereof, and Parent thereafter had two business days within which to amend its proposal to cause such third party proposal to no longer be a Superior Proposal or the exclusivity provisions of the Exclusivity Letter would cease to apply. In the event the Company terminated or abandoned negotiations with Parent due to its receipt of a Superior Bid prior to the end of the exclusivity period, the Company agreed to reimburse Parent within five days of termination an amount up to $150,000 for its reasonable out-of-pocket expenses and fees. In addition, if the Company became obligated to make the $150,000 reimbursement and entered into a definitive agreement with the party submitting such Superior Bid within six months and consummated such transaction within 12 months of the termination of the Exclusivity Letter, the Company would be required to pay Parent a $9,000,000 termination fee and to reimburse it for up to $750,000 of its expenses and fees. On April 27, the exclusivity period under the Exclusivity Letter was extended until April 30, 1999.

    Commencing shortly after the Exclusivity Letter was executed and continuing to the date of the execution of the Merger Agreement, Parent and Purchaser conducted additional due diligence reviews of the Company, both financial and legal.

    On April 16, 1999, Crispin Davis and Frank Law, the Chief Executive Officer and Non-Executive Chairman of Parent, respectively, met with Verne Churchill, Thomas Payne, Sanford Schwartz, Lawrence Labash and Timothy Sullivan of the Company in Arlington Heights, Illinois to discuss the Company's business and its business plans and strategies.

    On April 20, 1999, Thomas Payne, Sanford Schwartz and Lawrence Labash of the Company met with Crispin Davis at Parent's offices in London, England to discuss Parent's business and the operation of its subsidiaries.

    The Company has informed Parent that, on April 28, 1999, the Company's Board met to review and discuss Parent's proposed acquisition of the Company. At the meeting, Schroders delivered its written opinion to the Board that, as of such date and based upon and subject to certain matters stated therein, the consideration to be received by the holders of the Shares pursuant to the Merger Agreement with Parent was fair, from a financial point of view, to such holders. The Company's legal counsel gave a presentation to the Board on the terms of the Merger Agreement and related documents, the structure of the Offer and the Merger and the Board's fiduciary duties to its stockholders. The Board discussed the terms of the proposed acquisition and asked questions of Schroders and the Company's legal counsel. Following this discussion, the Board (i) determined that each of the Merger Agreement, the Offer and the Merger are fair to and in the best interests of the Company's stockholders, (ii) approved the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, and (iii) recommended acceptance of the Offer, approval and adoption of the Merger Agreement and approval of the Merger by the Company's stockholders. The Board also approved the Option Agreement for purposes of Section 203 of the DGCL.

    On April 29, 1999, Schroders contacted Parent to inform it of the existence of a proposal from another party to acquire the Company. Parent advised Schroders that it was not willing to raise its offer to a price above $31.00 per Share or delay the execution of the Merger Agreement, which was scheduled for later that day, and indicated that if the Merger Agreement was not executed as scheduled that it would withdraw its offer. The Company's Board of Directors, at a meeting convened on that day, reaffirmed its approval of the Merger Agreement with Parent and Purchaser and Schroders reaffirmed its written opinion of April 28, 1999.

    On April 29, 1999, the Company, Parent and Purchaser executed the Merger Agreement, and, simultaneously therewith, Parent and certain of the Company's stockholders executed the Option Agreement. The transaction was publicly announced in the U.S. prior to the opening of the Nasdaq National Market on April 30, 1999.

11. THE OFFER AND MERGER; MERGER AGREEMENT; OPTION AND VOTING AGREEMENT

THE MERGER AGREEMENT.

    The following summary of certain provisions of the Merger Agreement is presented only as a summary and is qualified in its entirety by reference to the Merger Agreement, a copy of which has been filed as an exhibit to Purchaser's and Parent's Schedule 14D-1.

    THE OFFER. The Merger Agreement provides that as soon as practicable after the date of execution of the Merger Agreement, but in no event later than five business days after the day on which the Purchaser's intention to make the Offer is announced, Purchaser will commence the Offer for all of the outstanding Shares at a price of not less than $31.00 per share in cash, net to the seller, subject to the satisfaction of the conditions set forth in Section 15 and, subject only to the terms and conditions of the Offer, will consummate the Offer as soon as legally permissible. Purchaser may waive any condition to the Offer, increase the price per Share payable in the Offer and make any other changes in the terms and conditions of the Offer. However, no change may be made which decreases the price per Share or changes the form of consideration payable in the Offer, or which amends any of the conditions described in Section 15 or which imposes conditions to the Offer other than those described in Section 15 or which extends the Offer (except as set forth in the following sentence), without the consent of the Company. Purchaser may, without the consent of the Company, (i) extend the Offer beyond the scheduled expiration date (the initial scheduled expiration date being 20 business days following the commencement of the Offer) in its sole discretion from time to time, if on the initial scheduled or any extended expiration date of the Offer, any of the conditions to Purchaser's obligation to accept for payment, and to pay for, the Shares, shall not be satisfied or waived, or (ii) extend the Offer for a period not to exceed 10 business days, notwithstanding that all conditions to the Offer are satisfied as of such expiration date of the Offer, if, immediately prior to the expiration date of the Offer (as it may be extended), the Shares tendered and not withdrawn pursuant to the Offer, together with the Shares subject to the Option Agreement, without duplication, equal less than 90% of the outstanding Shares and Purchaser expressly irrevocably waives any condition (other than the Minimum Condition) that subsequently may not be satisfied during such extension of the Offer, or
(iii) extend the Offer for any period required by any rule, regulation or interpretation of the Commission or the staff thereof applicable to the Offer; provided that, unless agreed to by the Company, any extended expiration date pursuant to the immediately preceding clause (i) may not be later than 90 days from the date of commencement of the Offer, or 120 days from such date if within such 90 day period a tender offer for at least 20% of the outstanding Shares is commenced by any person who is not an affiliate (as defined under the rules promulgated pursuant to the Securities Act of 1933) of Parent or Purchaser (an "Intervening Tender Offer").

    In the event that (i) the Minimum Condition shall not have been satisfied or
(ii) the other conditions described in Section 15 shall not have been satisfied or waived at the scheduled or any extended expiration date of the Offer, at the request of the Company, the Purchaser has agreed to extend the expiration date of the Offer in increments of five (5) business days each until the earliest to occur of (x) the satisfaction or waiver of the Minimum Condition or such other condition, (y) the termination of the Merger Agreement in accordance with its terms, and (z) ninety (90) days from commencement of the Offer or one hundred twenty (120) days from such date in the event of an Intervening Tender Offer (unless extended by agreement of the parties).

    THE MERGER. The Merger Agreement provides that, subject to the terms and conditions thereof, at the Effective Time, the Purchaser will be merged with and into the Company and the separate corporate existence of Purchaser will cease. At the election of Parent exercised prior to the filing of any proxy statement pursuant to the Merger Agreement, the Company will be merged with and into Purchaser and the separate corporate existence of the Company will cease. At the Effective Time, by virtue of the Merger and without any action on the part of Purchaser, the Company, the surviving corporation or the holder of Shares, (i) each Share issued and outstanding immediately prior to the Effective Time (other than Shares owned by Purchaser, Parent or any direct or indirect subsidiary of Parent or owned by the Company or any direct or indirect subsidiary of the Company and Shares that are outstanding immediately prior to the Effective Time and which are held by stockholders who shall have not voted in favor of the Merger or consented thereto in writing and who shall have demanded properly in writing appraisal for such Shares in accordance with Section 262 of the DGCL) will be converted into the right to receive $31.00 per Share, or such higher amount as may be paid if the Offer is amended, without interest (the "Merger Consideration"), and (ii) each share of Series B Preferred Stock which is issued and outstanding immediately prior to the Effective Time shall be canceled and retired, and no payment shall be made with respect thereto. Pursuant to the Merger Agreement, all shares of common stock of Purchaser issued and outstanding immediately prior to the Effective Time will be converted into and exchanged for a sole validly issued, fully paid and nonassessable share of common stock of the surviving corporation (the "Surviving Corporation").

    STOCKHOLDERS MEETING. The Merger Agreement provides that the Company will take all action necessary, in accordance with the DGCL and its Certificate of Incorporation and By-Laws to convene a meeting of its stockholders to consider and vote upon the approval of the Merger Agreement and the Merger, if necessary to comply with applicable law, as promptly as practicable after the consummation of the Offer. The Merger Agreement provides that, if Company stockholder approval is required by law in order to consummate the Merger, the Company and Parent shall prepare and file with the Commission as soon as is reasonably practicable a preliminary proxy or information statement relating to the Merger and the Merger Agreement and, as promptly as practicable thereafter, subject to compliance with the rules and regulations of the Commission, shall mail a definitive proxy statement or information statement to stockholders of the Company. The Board will recommend such approval and the Company will use its best efforts to solicit such approval; provided, however, that the Board at any time prior to the Effective Time, may withdraw, modify or change any such recommendation or refrain from soliciting proxies in favor of the Merger to the extent that the Board determines in good faith after consultation with and based upon the advice of outside legal counsel that the failure to so withdraw, modify or change its recommendation or refrain from soliciting proxies would cause the Board to breach its fiduciary duties to the Company's stockholders under applicable law. In any event, the Board is obligated under the Merger Agreement to submit the Merger Agreement to the stockholders of the Company.

    Parent and its affiliates will vote all Shares over which they exercise voting control in favor of the Merger Agreement and the Merger. Under the DGCL, if Purchaser acquires at least 90% of the outstanding Shares, Purchaser will be able to approve the Merger without a vote of the Company's stockholders. See
Section 12 for a further discussion of certain provisions of the DGCL applicable to the Merger.

    CONDUCT OF BUSINESS. Pursuant to the Merger Agreement, prior to the Effective Time, except to the extent that Purchaser shall otherwise consent, the Company and its subsidiaries shall conduct their businesses in the ordinary course of business and will not take any material action except in the ordinary course of business and consistent with past practice. The Company and its subsidiaries will use their respective best efforts to maintain and preserve their respective business organizations, assets and advantageous business relationships.

    Without Parent's prior written consent, neither the Company nor any of its subsidiaries will directly or indirectly do any of the following:

        (a) amend its charter or by-laws (or comparable charter documents);

        (b) except for Shares the Company may be obligated to issue in connection with a prior acquisition, authorize for issuance, issue, sell, deliver or agree or commit to issue, sell or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any stock of any class or any other securities, except in the case of Shares of the Company, as required by employee options outstanding on the date of the execution of the Merger Agreement or Company employee benefit plans as in effect on the date of the execution of the Merger Agreement, or amend any of the terms of any such securities or agreements outstanding on the date of the execution of the Merger Agreement;

        (c) split, combine or reclassify any shares of its capital stock, declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock, or redeem or otherwise acquire any securities of the Company or any of the subsidiaries;

        (d) (i) incur or assume any long-term debt, except in the ordinary course of business under existing facilities or required refinancings or replacements thereof, or incur or assume any short-term debt, except in the ordinary course of business, or issue or sell any debt securities or rights to acquire any debt securities of the Company or any subsidiary; (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person except wholly owned subsidiaries of the Company in the ordinary course of business and consistent with past practice; or (iii) make any loans, advances or capital contributions to, or investments in, any person other than a wholly owned subsidiary of the Company in the ordinary course of business (except for customary loans or advances to directors, officers or employees in accordance with past practice or as required by existing contractual arrangements or agreements);

        (e) other than as required by ERISA enter into, adopt or amend any bonus, profit sharing, compensation, severance, termination, stock option, stock appreciation right, restricted stock, performance unit, pension, retirement, deferred compensation, employment, severance or other employee benefit agreements, trusts, plans, funds or other arrangements for the benefit or welfare of any director, officer or employee, or (except (i) in the case of persons whose compensation has been established by the Compensation Committee of the Board of Directors, for increases in amounts previously approved by such Committee, and (ii) in the case of all other directors, officers or employees, for normal increases in the ordinary course of business that are consistent with past practices and that, in the aggregate, do not result in a material increase in benefits or compensation expense to the Company), increase in any manner the compensation or fringe benefits of any director, officer or employee or pay any benefit or make any distribution or award not required by any existing plan or arrangement (including, without limitation, the granting of stock options, stock appreciation rights, shares of restricted stock or performance units) or enter into any contract, agreement, commitment or arrangement to do any of the foregoing;

        (f) except pursuant to existing contractual arrangements or agreements disclosed pursuant to the Merger Agreement, acquire, sell, lease, license, dispose of, mortgage or otherwise encumber any assets outside the ordinary course of business or any assets which are material, in the aggregate, to the Company and its subsidiaries, taken as a whole, or enter into any material commitment or transaction outside the ordinary course of business;

        (g) except as may be required by law, take any action to terminate or amend or accelerate the vesting of any benefits under any of its employee benefit plans;

        (h) waive or release any rights material to the Company and its subsidiaries, taken as a whole, or make any payment, direct or indirect, of any material liability of the Company or any of its subsidiaries before the same comes due in accordance with its terms;

        (i) acquire or agree to acquire, including, without limitation, by merging or consolidating with, or by purchasing a substantial equity interest in or substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof without Parent's prior written consent;

        (j) except as set forth on a schedule to the Merger Agreement, make any capital expenditure or expenditures which exceed $250,000 in the aggregate; and

        (k) take, or agree in writing or otherwise to take, any of the foregoing actions or any action which would make any representation or warranty of the Company contained in this Agreement untrue or incorrect as of the date when made or as of a future date.

    NO SOLICITATION. Pursuant to the Merger Agreement, the Company agreed to immediately cease and cause to be terminated all existing discussions or negotiations relating to a Competing Transaction (as defined below) with any parties conducted prior thereto. The Company has agreed not to, directly or indirectly, and to instruct its representatives not to, directly or indirectly,
(i) initiate, solicit or encourage (including by way of furnishing information or assistance), or take any other action to facilitate, any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Competing Transaction or (ii) enter into or maintain discussions or negotiate with any person in furtherance of or relating to such inquiries or to obtain a Competing Transaction or (iii) agree to or endorse any Competing Transaction or (iv) authorize or permit any representative of the Company or any of its subsidiaries to take any such action. The Company also agreed to promptly notify Parent if any such inquiries or proposals are made regarding a Competing Transaction and inform Purchaser in reasonable detail of any such inquiry or proposal. The Company also agreed to keep Parent informed, on a current basis, of the significant developments and changes in status of any such proposals; provided, however, that prior to consummation of the Offer, the Merger Agreement will not prohibit the Board from (i) furnishing information to, or entering into discussions or negotiations with, any person that after the date of the Merger Agreement makes an unsolicited proposal regarding a Competing Transaction or agreeing to or endorsing any Competing Transaction, if, and only to the extent that, (A) the Board, after consultation with and based upon the advice of independent legal counsel, determines in good faith that such action is required for the Board to comply with its fiduciary duties to the Company's stockholders imposed by Delaware law, (B) prior to furnishing such information to, or entering into discussions or negotiations with such person or agreeing to or endorsing any Competing Transaction, the Board determines in good faith, after consultation with and based upon the advice of a financial advisor of nationally recognized reputation, that such Competing Transaction is a Superior Proposal (as defined below), (C) prior to furnishing such information to, or entering into discussions or negotiations with, such person, the Company provides written notice to Purchaser to the effect that it is furnishing information to, or entering into discussions or negotiations with, such person, and (D) such information to be so furnished has been previously delivered to Purchaser; or
(ii) complying with Rule 14e-2 promulgated under the Exchange Act with regard to a Competing Transaction. The Company further agreed that if it determines that a Competing Transaction is a Superior Proposal, it will immediately notify Purchaser of such determination, and will not take any action with respect to such Competing Transaction or the Merger Agreement for at least 48 hours after such notification.

    For purposes of the Merger Agreement, "Competing Transaction" means any of the following involving the Company or any of its subsidiaries: (a) any merger, consolidation, share exchange, business combination, or other similar transaction; (b) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of 20% or more of the assets of the Company and its subsidiaries, taken as a whole, in a single transaction or series of transactions; (c) any tender offer or exchange offer that if consummated would result in any person beneficially owning 20% or more of the outstanding shares of capital stock of the Company or the filing of a registration statement under the Securities Act, in connection therewith; (d) any solicitation of proxies in opposition to approval by the Company's stockholders of the Merger; (e) the adoption by the Company of a plan of liquidation, the declaration or payment by the Company of an extraordinary dividend on any of its shares of capital stock or the effectuation by the Company of a recapitalization or other type of transaction that would involve either a change in the Company's outstanding capital stock or a distribution of assets of any kind to the holders of such capital stock; (f) the repurchase by the Company or any subsidiary of the Company of 20% or more of the outstanding shares of Company Common Stock; or (g) any agreement to, or public announcement by the Company or any other person, entity or group of a proposal, plan or intention to do any of the foregoing.

    For purposes of the Merger Agreement, a "Superior Proposal" means any proposal relating to a Competing Transaction made by a third party on terms which if consummated the Board determines in its good faith judgment (based upon the advice of a financial advisor of nationally recognized reputation) to be more financially favorable to the Company's stockholders than the Offer and the Merger and for which financing, to the extent required, is then committed or which, in the good faith judgment (based upon the advice of a financial advisor of nationally recognized reputation) of the Board, is reasonably capable of being financed by such third party.

    THE COMPANY'S BOARD OF DIRECTORS. The Merger Agreement provides that promptly upon the acceptance for payment and purchase by Purchaser pursuant to the Offer and the Option Agreement of such number of Shares which represents at least a majority of the outstanding Shares (on a fully diluted basis), and from time to time thereafter, Parent shall be entitled to designate such number of directors, rounded up to the next whole number, on the Board of Directors as will give the Purchaser, subject to compliance with Section 14(f) of the Exchange Act, representation on the Board of Directors equal to at least that number of directors which equals the product of the total number of directors on the Board of Directors (giving effect to the directors designated by Parent) multiplied by the percentage that such number of Shares so accepted for payment and paid for by the Purchaser bears to the number of Shares outstanding. The Company shall, at such time, cause the Purchaser's designees to be so elected, provided that (i) until the Effective Time the Board of Directors will have at least two directors who are directors as of the date of execution of the Merger Agreement who are not employees of the Company and who have not been designated as directors of the Company by Parent and its affiliates (the "Independent Directors") and (ii) if the number of Independent Directors is reduced below two because of disability or resignation, the remaining Independent Director will be entitled to designate one person to fill such vacancy who will be deemed to be an Independent Director for purposes of the Merger Agreement.

    Subject to applicable law, the Company agreed to take all action necessary to effect any such election, including mailing to its stockholders the information required by Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder, and the Company agreed to include in the Schedule 14D-9 mailed to stockholders such information. The Merger Agreement also provides that prior to the Effective Time, the affirmative vote of a majority of the Independent Directors shall be required to (i) amend or terminate the Merger Agreement on behalf of the Company, (ii) exercise or waive any of the Company's rights or remedies under the Merger Agreement, (iii) extend the time for performance of the Purchaser's obligations under the Merger Agreement, or (iv) take any other action by the Company in connection with the Merger Agreement required to be taken by the Board of Directors.

    DIRECTORS' AND OFFICERS' INDEMNIFICATION. The Merger Agreement requires that for a period of six years after the Effective Time, the Surviving Corporation will maintain, without modification or amendment that would adversely affect the rights thereunder of any current or former director or officer of the Company or any of its subsidiaries (an "Indemnified Party"), the provisions of the Company's certificate of incorporation and bylaws with respect to indemnification and liability of officers, directors and employees. In addition, the Merger Agreement provides that the Surviving Corporation will honor the Company's existing indemnification agreements that have been executed by certain of the Company's present and former directors.

    The Merger Agreement further provides that from and after the Effective Time, the Surviving Corporation shall indemnify, defend and hold harmless the Indemnified Parties against all losses, expenses, claims, damages, liabilities, judgments or amounts that are paid in settlement of (with approval of Parent and the Surviving Corporation) in connection with, any claim, action, suit, proceeding or investigation, based in whole or in part on the fact that such person is or was such a director or officer and arising out of actions or omissions occurring at or prior to the Effective Time (including, without limitation, the transactions contemplated by the Merger Agreement), in each case to the fullest extent permitted under the DGCL (and shall pay expenses in advance of the final disposition of any such action or proceeding to each Indemnified Party to the fullest extent permitted under the DGCL, upon receipt from the Indemnified Party to whom expenses are advanced of the undertaking to repay such advances contemplated by Section 145(e) of the DGCL).

    The Surviving Corporation has agreed to maintain in effect for not less than six years after the Effective Time officers' and directors' liability insurance covering the Indemnified Parties who are currently covered by the Company's officers' and directors' liability insurance policy on terms no less favorable than those of such policy in terms of coverage and amounts; provided, however, that the Surviving Corporation is not required to pay for such insurance in excess of 200% of the rates paid at the date of the Merger Agreement but in such case shall purchase as much coverage as possible for such amount.

    COMPANY OPTIONS. The Merger Agreement provides that, at the Effective Time, each holder of an Employee Option, whether or not then vested or exercisable shall, in settlement thereof, receive for each Share subject to such Employee Option an amount (subject to any applicable withholding tax) in cash equal to the difference between the Offer Consideration and the per Share exercise price of such Employee Option to the extent such difference is a positive number (such amount being hereinafter referred to as, the "Option Consideration"). Upon receipt of the Option Consideration, the Employee Option shall be canceled. Prior to the Effective Time, the Company will obtain all necessary consents or releases from holders of Employee Options under the Company's stock option plan and will take all such other lawful action as may be necessary to effectuate the foregoing. Except as otherwise agreed to between the Company and the Parent, (i) all stock option plans of the Company will terminate as of the Effective Time and the provisions in any other plan, program or arrangement providing for the issuance or grant of any other interest in respect of the capital stock of the Company or any subsidiary thereof, will be canceled as of the Effective Time, and (ii) the Company shall ensure that following the Effective Time no participant in any stock option plan or other plans, programs, arrangements or agreements will have any right thereunder to acquire equity securities of the Company, the Surviving Corporation or any subsidiary thereof and to terminate all such plans. Prior to the Effective Time, the Company will not take any action to accelerate the vesting of any unvested stock options as a result of the Offer or the Merger.

    EMPLOYEE STOCK OWNERSHIP PLAN. The Merger Agreement provides that all accounts in the Company's Employee Stock Ownership Plan (the "ESOP") will become 100% vested as of the Effective Time. The Company will take all steps necessary to terminate, as of or as promptly as practicable after the Effective Time, the ESOP, and the balance of each participant's account in the ESOP will be delivered to such participant on or as promptly as practicable after the termination of the ESOP.

    EMPLOYEES. Following the Effective Time, the Surviving Corporation has agreed to pay all benefits due under the terms of all contracts, agreements, arrangements, policies and commitments of the Company and its subsidiaries with or with respect to its current or former employees, officers and directors which benefits are vested on or prior to the Effective Time or which become vested thereafter or as a result of the transactions contemplated hereby. Parent has agreed to provide, for a period ending on the first anniversary of the Effective Time, or cause the Surviving Corporation to provide employees of the Company and its subsidiaries with employee benefits (other than stock options and other equity-based benefits) in the aggregate substantially no less favorable than those benefits provided at the Effective Time.

    CONDITIONS TO THE OBLIGATIONS OF EACH PARTY. The Merger Agreement provides that the respective obligations of each party to consummate the Merger are subject to the satisfaction of a number of conditions, including, but not limited to, (i) the approval and adoption of the Merger Agreement by the stockholders of the Company (if required), (ii) the expiration of any waiting period applicable to the consummation of the Merger under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and any required approvals in connection with any premerger notification filing with any relevant non-US antitrust authority shall have been obtained and shall remain in full force and effect, (iii) no preliminary or permanent injunction or other order, decree or official action issued by any United States Federal or state or foreign court or regulatory or administrative agency or commission of competent jurisdiction, nor any statute, rule, regulation or executive order promulgated or enacted by any United States Federal or state or foreign governmental authority of competent jurisdiction, shall be in effect, which would (A) make the acquisition or holding by Parent or its subsidiaries or affiliates of the shares of Common Stock of the Surviving Corporation illegal or otherwise prevent the consummation of the Merger, or (B) impose any limitations on the ability of Parent effectively to control, directly or indirectly through its subsidiaries, in any material respect the business and operations of the Company, and (iv) the Purchaser shall have accepted for payment and paid for Shares tendered pursuant to the Offer; provided that this condition shall be deemed waived by the Purchaser and Parent if the failure to accept for payment and purchase Shares pursuant to the Offer is for any reason other than the failure to satisfy the conditions to the Offer set forth in the Merger Agreement.

    CONDITIONS TO THE OBLIGATIONS OF PARENT AND PURCHASER. The Merger Agreement provides that the obligations of Parent and Purchaser to consummate the Merger are subject to the satisfaction of a number of further conditions, including but not limited to, (i) the accuracy of representations and warranties of the Company as of the times, and subject to the qualifications, specified in the Merger Agreement, (ii) the performance by the Company of its agreements and covenants contained in the Merger Agreement unless such failures together in their entirety would not have a material adverse effect on the Company and its subsidiaries taken as a whole ("Material Adverse Effect") and (iii) all licenses, permits, consents, approvals, authorizations, qualifications and orders of governmental authorities and other third parties as are necessary in accordance with the transactions contemplated by the Merger Agreement shall have been obtained and be in full force and effect, except such licenses, permits, consents, approvals, authorizations, qualifications and orders, the failure to deliver which would not have a Material Adverse Effect with respect to the Company.

    CONDITIONS TO THE OBLIGATIONS OF THE COMPANY. The Merger Agreement provides that the obligations of the Company to effect the Merger are subject to the satisfaction of the following further conditions: (i) the accuracy of representations and warranties of Parent and Purchaser as of the times, and subject to the qualifications, specified in the Merger Agreement, and (ii) the performance by Parent and Purchaser of their agreements and covenants contained in the Merger Agreement.

    REPRESENTATIONS AND WARRANTIES. The Merger Agreement contains various customary representations and warranties of the parties thereto including, but not limited to, representations by the Company as to corporate organization and qualification, subsidiaries, capitalization, authority to enter into the Merger Agreement, filings with the Commission and other governmental authorities, the absence of certain changes or events, intellectual property, material contracts, compliance with law, environmental matters, employee benefit matters, the opinion of the Company's financial advisor, labor relations, the Rights Agreement, the application of Delaware law, tax returns, audits, brokers and litigation.

    EXPENSES. The Merger Agreement provides that, if (i) Purchaser terminates the Merger Agreement because, prior to the consummation of the Offer, (A) the Board of Directors of the Company withdraws, modifies or changes in a manner adverse to Purchaser, its approval or recommendation of the Offer, the Merger Agreement or Merger or presents to the stockholders of the Company a Competing Transaction or resolves to do so or (B) the Company deliberately fails to perform in any material respect any of its material obligations under the Merger Agreement; (ii) the Company terminates the Merger Agreement because, prior to the consummation of the Offer, (A) the Board of Directors of the Company withdraws, modifies or changes in a manner adverse to Purchaser its approval or recommendation of the Offer, the Merger Agreement or the Merger or (B) the Board of Directors recommends a Superior Proposal or resolves to do so; (iii) Purchaser terminates the Offer because the Minimum Condition is not satisfied and at or prior to such time the Company has received one or more proposals for a Competing Transaction which at the time of such occurrence has not been absolutely and unconditionally withdrawn or abandoned and within six months after the date of termination of the Merger Agreement a Competing Transaction is entered into by the Company, and within twelve months of such termination a Competing Transaction is consummated, then promptly after such termination (or, with respect to item (iii), upon the consummation of such Competing Transaction) by Parent or the Company, the Company shall pay to Purchaser or its designee an amount equal to $9,000,000 (the "Break-up Fee") and shall reimburse Purchaser or its designee for all of its out-of-pocket costs and expenses up to an amount equal to $1,500,000.

    The Merger Agreement further provides that if the Company terminates the Merger Agreement because Purchaser shall have failed to commence this Offer within five business days of the day on which Purchaser's intention to make this Offer is announced or, prior to the purchase of any Shares pursuant to the Offer, Purchaser deliberately fails to perform in any material respect any of its obligations under the Merger Agreement, Purchaser shall pay to the Company $4,500,000.

    Except as set forth in the preceding two paragraphs, all expenses incurred in connection with the Merger Agreement and the transactions contemplated by the Merger Agreement will be paid by the party incurring such expenses, whether or not the Offer or the Merger is consummated.

    TERMINATION OF THE MERGER AGREEMENT. The Merger Agreement may be terminated at any time prior to the Effective Time, whether prior to or after approval by the stockholders of the Company, as follows:

        (i) by mutual written consent duly authorized by the Boards of Directors of each of Parent and the Company;

        (ii) by Purchaser if, due to an occurrence which would result in the failure to satisfy the Minimum Condition or any of the other conditions set forth in Section 15 of this Offer to Purchase, Purchaser shall have (A) failed to commence the Offer within five business days after the day on which Purchaser's intention to make the Offer is announced or (B) terminated the Offer after compliance with the terms of the Merger Agreement without any purchase of Shares thereunder;

       (iii) by Purchaser, if the Effective Time shall not have occurred on or before October 31, 1999, unless prior thereto Parent, Purchaser and their affiliates have acquired beneficial ownership of at least a majority of the then outstanding Shares;

        (iv) by Purchaser, if prior to the consummation of the Offer, the Company deliberately fails to perform in any material respects any of its material obligations under the Merger Agreement;

        (v) by Purchaser, if prior to the consummation of the Offer, the Board
    (a) withdraws, modifies or changes, in a manner adverse to Parent or Purchaser, its approval or recommendation of the Offer, the Merger Agreement or the Merger, (b) presents to the stockholders of the Company any Competing Transaction or (c) resolves to do any of the foregoing;

        (vi) by the Company, if Purchaser shall have failed to commence the Offer within five business days after the day on which Purchaser's intention to make the Offer is announced.

       (vii) by the Company, if the Offer is terminated in accordance with its terms without the purchase of any Shares thereunder;

      (viii) by the Company, if the Offer has not been consummated within the time period set forth in the Merger Agreement;

        (ix) by the Company, if prior to the purchase of any Shares pursuant to the Offer, the Purchaser deliberately fails to perform in any material respect any of its obligations under the Merger Agreement;

        (x) by the Company, if prior to the purchase of any Shares by Purchaser pursuant to the Offer, Purchaser deliberately fails to perform in any material respect any of its obligations under the Merger Agreement; and

        (xi) by the Company, if prior to the purchase of any Shares by Purchaser pursuant to the Offer, the Board of Directors of the Company (A) withdraws, modifies or changes in a manner adverse to Purchaser its approval or recommendation of the Offer, the Merger Agreement or the Merger or (B) recommends to the stockholders of the Company any Superior Proposal, which is then pending, or resolved to do so; provided that any termination of the Merger Agreement by the Company pursuant to this provision shall not be effective until the close of business on the second full business day after notice of such termination has been given to Purchaser.

OPTION AND VOTING AGREEMENT.

    Parent and Verne B. Churchill, Lawrence W. Labash, Jeffery A. Oyster, Thomas
H. Payne, Sanford M. Schwartz, Ned L. Sherwood, Timothy J. Sullivan and MFI Investors, L.P. have entered into the Option and Voting Agreement, dated April 29, 1999, pursuant to which, among other things, each such stockholder (the "Selling Stockholders") has agreed (i) to vote the Shares and the Series B Shares then owned by such stockholder for the Merger and in favor of the approval and adoption of the transactions contemplated by the Merger Agreement and against (A) any action or agreement that could reasonably be expected to impede, interfere with or otherwise materially adversely affect the Merger or inhibit the timely consummation of the Merger, (B) any action or agreement that could reasonably be expected to result in a breach any covenant, representation or warranty or any other obligation of the Company under the Merger Agreement, and (C) except for the Merger, against any merger, consolidation, business combination, reorganization, recapitalization, liquidation or sale or transfer of any material assets of the Company or its subsidiaries; (ii) to grant Parent an irrevocable proxy to vote such Shares and (iii) not to tender any Shares then owned by such Selling Stockholder into the Offer, without the consent of Parent.

    Additionally, under the Option Agreement, (i) each Selling Stockholder has granted to Parent, or its permitted assign, an irrevocable option to purchase all Shares then owned by such Selling Stockholder at a price of $31.00 per Share at any time on or prior to the expiration date of the Option if after the date of the Option Agreement a proposal or an offer for a Competing Transaction is made (which Shares, in the aggregate, represent 30.07% of the Shares on a fully diluted basis, after giving effect to the exercise of vested employee options); and (ii) Aegis has agreed to purchase at a price of $31.00 per Share all Shares held by each Selling Stockholder by 11:59 p.m. on the first business day immediately following the consummation of the Offer. The Option Agreement terminates upon the earliest to occur of (i) the closing of the Merger, (ii) 11:59 p.m. on the first business day immediately following the expiration or consummation of the Offer, (iii) in the event that the Merger Agreement is terminated prior to any offer or proposal for a Competing Transaction having been made, the termination date of the Merger Agreement, (iv) the date specified in a written agreement executed by Parent and each of the Selling Stockholders, and (v) November 2, 1999; provided that if Parent has exercised the Option on or before the date that the Option Agreement would otherwise have terminated, the Option Agreement will terminate on the date of the purchase by Parent of the Shares of the Selling Stockholders.

    The foregoing is a summary of certain provisions of the Option Agreement, is presented only as a summary and is qualified in its entirety by reference to the Option Agreement, a copy of which has been filed as an exhibit to Purchaser's and Parent's Schedule 14D-1.

12. PURPOSE OF THE OFFER AND THE MERGER; PLANS FOR THE COMPANY; RIGHTS AGREEMENT

    PURPOSE. The purpose of the Offer and the Option Agreement is for Parent to acquire control of all outstanding Shares of the Company. The purpose of the Merger is for Parent to acquire all Shares, Series B Shares, and other equity interests not purchased pursuant to the Offer or the Option Agreement. Upon consummation of the Merger, the Company will become a wholly owned indirect subsidiary of Parent. The Offer is being made pursuant to the Merger Agreement.

    APPROVAL. Under the DGCL, the approval of the Board of Directors of the Company and the affirmative vote of the holders of a majority of the outstanding Shares are required to approve and adopt the Merger Agreement. The Board of Directors of the Company has unanimously approved the Merger Agreement and the transactions contemplated thereby and, unless the Merger is consummated pursuant to the short-form merger provisions under the DGCL described below, the only remaining required corporate action of the Company is the approval and adoption of the Merger Agreement and the transactions contemplated thereby by the affirmative vote of the holders of a majority of the Shares and the Series B Shares, voting as a class. Under the Option Agreement, Parent has obtained from MFI Investors L.P., the holder of all outstanding Series B Shares its agreement and irrevocable proxy to vote such Series B Shares for the Merger and in favor of the approval and adoption of the transactions contemplated by the Merger Agreement. Accordingly, if the Minimum Condition is satisfied, Parent will have sufficient voting power to cause the approval and adoption of the Merger Agreement and the transactions contemplated thereby without the affirmative vote of any other stockholders.

    STOCKHOLDER MEETINGS. In the Merger Agreement, the Company has agreed to take all action necessary to convene a meeting of its stockholders as soon as practicable after the consummation of the Offer for the purpose of considering and taking action on the Merger Agreement, if such meeting is required by the DGCL. Parent has agreed that all Shares owned by it or any of its subsidiaries (including Purchaser) will be voted in favor of the Merger Agreement

    BOARD REPRESENTATION; SERIES B SHARES. If Parent purchases a majority of the outstanding Shares pursuant to the Offer and the Option Agreement, the Merger Agreement provides that Parent will be entitled to designate representatives to serve on the Board in the same proportion as the proportion of Shares beneficially owned by Parent, subject to the obligation to retain at least two independent directors until the Merger has taken place. See Section
11. Parent currently intends to designate not less than a majority of the directors of the Company following consummation of the Offer. It is currently anticipated that Parent will designate Crispin Davis, Colin Day, Eleonore Sauerwein, David Verklin, Pat Doble and Stig Karlsen, or such other persons listed on Schedule I as Parent shall determine, to serve as directors of the Company following consummation of the Offer. While Parent has no plans to designate any persons other than those listed on Schedule I, it may do so from time to time. Parent expects that such representation will permit Parent to exert substantial influence over the Company's conduct of its business and operations.

    MFI Investors L.P. (the "Partnership") owns all 100 Series B Shares that are issued and outstanding. The terms of the Series B Shares provide that as long as the Partnership continues to beneficially own at least 20% of the total combined voting power of all Shares and any other class of securities of the Company entitled to vote generally in the election of directors then outstanding ("Voting Securities"), the Partnership shall be entitled to elect three directors to the Company's Board of Directors. The number of directors which the Partnership is entitled to elect decreases to two if the Partnership's beneficial ownership of Voting Securities is below 20% but at least 10%, and to one if such beneficial ownership of Voting Securities is below 10% but at least 5%. If the amount of Voting Securities beneficially owned by the Partnership should fall below 5%, the Partnership's right to elect directors pursuant to the provisions of the Series B Shares terminates. As long as the Partnership beneficially owns at least 15% of the total combined voting power of all outstanding Voting Securities, it shall also be entitled to have one of its directors appointed to each of the audit and compensation committees of the Board. In addition, as long as any Series B Shares are outstanding, the Company shall not, without the vote of the Partnership as the holder of the outstanding Series B Shares, expand the Board of Directors to more than 11 directors.

    The terms of the Series B Shares provide shall be redeemed, at a redemption price of $1.00 per share, at any time that the holders thereof shall not be entitled to elect any directors as described above. From and after the date set by the Company for such redemption, unless the Company shall fail to make available sufficient funds to effect the redemption, such shares shall no longer be deemed to be outstanding shares for any purpose, and the holders of such shares shall not have any rights with respect thereto, except the right to receive the redemption price upon surrender to the Company of the certificates therefor. Accordingly, upon the purchase by Parent or its or its permitted assign of the shares held by the Partnership pursuant to the terms of the Option Agreement, the Partnership, as the holder of the Series B Shares, will no longer be entitled to elect any directors, and the Series B Shares will be redeemed.

    SHORT FORM MERGER. Under the DGCL, if Purchaser acquires at least 90% of the outstanding Shares, Purchaser will be able to approve the Merger without a vote of the Company's stockholders. In such event, Parent and Purchaser anticipate that they will take all necessary and appropriate action to cause the Merger to become effective as soon as reasonably practicable after such acquisition, without a meeting of the Company's stockholders. If, however, Purchaser does not acquire at least 90% of the outstanding Shares pursuant to the Offer, the Option Agreement or otherwise and a vote of the Company's stockholders is required under the DGCL, a significantly longer period of time will be required to effect the Merger.

    APPRAISAL RIGHTS. The holders of Shares do not have appraisal rights as a result of the Offer. However, if the Merger is consummated, holders of Shares at the Effective Time of the Merger will have certain rights pursuant to the provisions of Section 262 of the DGCL ("Section 262") to dissent and demand appraisal of their Shares. Under Section 262, dissenting stockholders who comply with the applicable statutory procedures will be entitled to receive a judicial determination of the fair value of their Shares (exclusive of any element of value arising from the accomplishment or expectation of the Merger) and to receive payment of such fair value in cash, together with a fair rate of interest, if any. Any such judicial determination of the fair value of Shares could be based upon factors other than, or in addition to, the price per Share to be paid in the Merger or the market value of the Shares. In Weinberger v. UOP, Inc., the Delaware Supreme Court stated, among other things, that "proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court" should be considered in an appraisal proceeding. Therefore, the value so determined could be more or less than the price per Share to be paid in the Merger.

    THE FOREGOING SUMMARY OF THE RIGHTS OF STOCKHOLDERS DOES NOT PURPORT TO BE A COMPLETE STATEMENT OF THE PROCEDURES TO BE FOLLOWED BY STOCKHOLDERS DESIRING TO EXERCISE ANY AVAILABLE APPRAISAL RIGHTS. THE EXERCISE OF APPRAISAL RIGHTS REQUIRES STRICT ADHERENCE TO THE APPLICABLE PROVISIONS OF THE DGCL.

    RULE 13E-3. The Commission has adopted Rule 13e-3 under the Exchange Act which is applicable to certain "going private" transactions and which may under certain circumstances be applicable to the Merger or another business combination following the purchase of Shares pursuant to the Offer or otherwise in which Parent seeks to acquire the remaining Shares not held by it. Parent believes, however, that Rule 13e-3 will not be applicable to the Merger if the Merger is consummated within one year after the Expiration Date at the same per Share price as paid in the Offer. If applicable, Rule 13e-3 requires, among other things, that certain financial information concerning the Company and certain information relating to the fairness of the proposed transaction and the consideration offered to minority stockholders in such transaction be filed with the Commission and disclosed to stockholders prior to consummation of the transaction.

    PLANS FOR THE COMPANY. Except as otherwise set forth in this Offer to Purchase, it is expected that, initially following the Merger, the business and operations of the Company will be continued by the Company substantially as they are currently being conducted. Parent will continue to evaluate the business and operations of the Company during the pendency of the Offer and after the consummation of the Offer and the Merger, and will take such actions as it deems appropriate under the circumstances then existing. Parent intends to seek additional information about the Company during this period, and to review such information as part of a comprehensive review of the Company's business, operations, capitalization and management with a view to optimizing exploitation of the Company's potential in conjunction with Parent's businesses.

    Except as described in this Offer to Purchase, neither Parent nor Purchaser has any present plans or proposals that would relate to or result in an extraordinary corporate transaction such as a merger, reorganization or liquidation involving the Company or any of its subsidiaries, or a sale or other transfer of a material amount of assets of the Company or any of its subsidiaries, any material change in the capitalization or dividend policy of the Company, or any other material change in the Company's corporate structure or business or the composition of its Board of Directors or management.

    RIGHTS AGREEMENT. The following discussion, including the summary of certain aspects of the Rights, is based in part on information (including, as
Exhibit   thereto, a copy of the Rights Agreement, as then amended) contained in the Company's Registration Statement on Form 8-A dated July 3, 1996, and is qualified by reference to such information. Although Purchaser and Parent do not have any knowledge that would indicate that any statements contained herein based upon such information are untrue, neither Purchaser nor Parent assumes any responsibility for the accuracy or completeness of such information, or for any failure by the Company to disclose events that may have occurred and may affect the significance or accuracy of any such information but which are unknown to Purchaser and Parent.

    On July 26, 1989, the Board of Directors of the Company declared a dividend of one Right for each share of common stock outstanding on August 7, 1989 (the "Record Date"). The holders of any additional shares of common stock issued subsequent to the Record Date and before the earliest of the Distribution Date, the redemption of the Rights, the exchange of the Rights or the expiration of the Rights will also be entitled to one Right for each additional share. Each Right currently entitles the registered holder to purchase from the Company one four-hundredth of a share of Series A Preferred Stock, without par value (the "Series A Shares") of the Company at a price of $5.00 per one four-hundredth of a Series A Share (the "Purchase Price"), subject to any future adjustments.

    The Rights are not exercisable until the earlier to occur of (i) 10 days following a public announcement that a person or group of affiliated or associated persons have acquired beneficial ownership of 20% or more of the outstanding common stock (thereby becoming an "Acquiring Person") or (ii) 10 business days (or such later date as may be determined by action of the Board of Directors prior to such time as any person becomes an Acquiring Person) following the commencement of, or announcement of an intention to make, a tender offer or exchange offer the consummation of which would result in the beneficial ownership by a person or group of 20% or more of such outstanding common stock (the earlier of such dates being called the "Distribution Date"). The Rights will expire on August 7, 1999 (the "Final Expiration Date"), unless the Final Expiration Date is extended or unless the Rights are earlier redeemed or exchanged by the Company, in each case, as described below.

    The number of outstanding Rights and the number of one four-hundredths of a Series A Share issuable upon exercise of each Right are also subject to adjustment in the event of a stock split of the common stock or a stock dividend on the common stock payable in common stock or subdivisions, consolidations or combinations of the common stock occurring, in any such case, prior to the Distribution Date. The Purchase Price payable, and the number of Series A Shares or other securities or property issuable, upon exercise of the Rights are subject to adjustment from time to time to prevent dilution (i) in the event of a stock dividend on, or a subdivision, combination or reclassification of, the Series A Shares, (ii) upon the grant to holders of the Series A Shares of certain rights or warrants to subscribe for or purchase Series A Shares at a price, or securities convertible into Series A Shares with a conversion price, less than the then current market price of the Series A Shares, or (iii) upon the distribution to holders of the Series A Shares of evidence of indebtedness or assets (excluding regular periodic cash dividends paid out of earnings or retained earnings or dividends payable in Series A Shares) or of subscription rights or warrants (other than those referred to above).

    Series A Shares purchasable upon exercise of the Rights will not be redeemable for a period of twenty years. Currently, each Series A Share will be entitled to a minimum preferential quarterly dividend payment of $1 per share, but will be entitled to an aggregate dividend of 400 times the dividend declared per share of common stock. In the event of liquidation, the holders of the Series A Shares will be entitled to a minimum preferential liquidation payment of $100 per share, but will be entitled to an aggregate payment of 400 times the payment made per share of common stock. Each Series A Share will have 400 votes, voting together with the Common Stock. In the event of any merger, consolidation or other transaction in which Common Stock is exchanged, each Series A Share will be entitled to receive 400 times the amount received per share of Common Stock.

    Because of the nature of the Series A Shares' dividend, liquidation and voting Rights, the value of the fractional interest in a Series A Share purchasable upon exercise of each Right should approximate the value of one share of common stock.

    In the event that the Company is acquired in a merger or other business combination transaction or 50% or more of its consolidated assets or earning power are sold, proper provision will be made so that each holder of a Right will thereafter have the right to receive, upon the exercise thereof at the then current exercise price of the Right, that number of shares of common stock of the acquiring company which at the time of such transaction will have a market value of two times the exercise price of the Right. In the event that (i) any person becomes an Acquiring Person (unless such person first acquires 20% or more of the outstanding common stock by a purchase pursuant to a tender offer for all of the common stock for cash, which purchase increases such person's beneficial ownership to 85% or more of the outstanding common stock) or (ii) during such time as there is an Acquiring Person, there shall be a reclassification of securities or a recapitalization or reorganization of the Company or other transaction or series of transactions involving the Company which has the effect of increasing by more than the proportionate share of the outstanding shares of any class of equity securities of the Company or any of its subsidiaries beneficially owned by the Acquiring Person, proper provision shall be made so that each holder of a Right, other than Rights beneficially owned by the Acquiring Person (which will thereafter be void), will thereafter have the right to receive upon exercise that number of shares of common stock having a market value of two times the exercise price of the Right.

    At any time after any person becomes an Acquiring Person and prior to the acquisition by such person or group of 50% or more of the outstanding common stock, the Board of Directors may exchange the Rights (other than Rights owned by such person or group which have become void), in whole or in part, at an exchange ratio of one share of common stock, or one four-hundredth of a Series A Share (or of a share of a class or series of the Company's preferred stock having equivalent rights, preferences and privileges), per Right (subject to any future adjustments).

    At any time prior to any person becoming an Acquiring Person, the Board of Directors may redeem the Rights in whole, but not in part, at a price of $.01 per right (the "Redemption Price"). The redemption of the Rights may be made effective at such time, on such basis and with such conditions as the Board of Directors in its sole discretion may establish. In addition, if a bidder who does not beneficially own more than 1% of the common stock who has not within the past year owned in excess of 1% of the common stock and, at a time he held such greater than 1% stake, disclosed, or caused the disclosure of, an intention which relates to or would result in the acquisition or influence of control of the Company) proposes to acquire all of the common stock (and all other shares of capital stock of the Company entitled to vote with the common stock in the election of directors or on mergers, consolidations, sales of all or substantially all of the Company's assets, liquidations, dissolutions or windings up) for cash at a price which a nationally recognized investment banker selected by such bidder states in writing is fair, and such bidder has obtained written financing commitments (or otherwise has financing) and complies with certain procedural requirements, then the Company, upon the request of the bidder, will hold a special stockholders meeting to vote on a resolution requesting the Board of Directors to accept the bidder's proposal. If a majority of the outstanding shares entitled to vote on the proposal vote in favor of such resolution, then for a period of 60 days after such meeting the Rights will be automatically redeemed at the Redemption Price immediately prior to the consummation of any tender offer for all of such shares at a price per share in cash equal to or greater than the price offered by such bidder; provided, however, that no redemption will be permitted or required after any person becomes an Acquiring Person. Immediately upon any redemption of the Rights, the right to exercise the Rights will terminate and the only right of the holders of Rights will be to receive the Redemption Price. Bidders owning in excess of 1% of the Common Stock on the date of the adoption of the Rights Agreement are "grandfathered" with respect to such percentage of Common Stock.

    The terms of the Rights may be amended by the Board of Directors without the consent of the holders of the Rights, except that from and after such time as any person becomes an Acquiring Person no such amendment may adversely affect the interests of the holders of the Rights. Until a Right is exercised, the holder thereof, as such, will have no rights as a stockholder of the Company, including, without limitation, the right to vote or to receive dividends.

    On June 5, 1996, the Rights Agreement was amended to, among other things, permit MFI Investors, L.P. and certain affiliated persons to purchase up to a certain percentage of the Common Stock without becoming an Acquiring Person.

    In connection with execution of the Merger Agreement, the Rights Agreement was further amended to provide that the execution and delivery of the Merger Agreement and the Option Agreement, and the consummation of the transactions contemplated thereby, including the Offer and the purchase of the Shares pursuant thereto, will not result in (i) Parent, Purchaser or any of their affiliates becoming an Acquiring Person, or (ii) the occurrence of a Distribution Date or a Shares Acquisition Date. In addition, the Rights Agreement was amended to provide that the Rights will expire on the earliest of
(i) August 7, 1999, (ii) the acceptance by Parent (or a wholly owned subsidiary of Parent) of the Shares pursuant to the Offer, or (iii) the redemption or exchange of the Rights as provided in the Rights Agreement.

    The Rights have certain anti-takeover effects. The Rights will cause substantial dilution to a person or group that attempts to acquire the Company on terms not approved by the Board of Directors, except pursuant to an offer conditioned on a substantial number of Rights being acquired. The Rights should not interfere with any merger or other business combination approved by the Board of Directors at a time when the Rights are redeemable.

13. EFFECT OF THE OFFER ON THE MARKET FOR THE SHARES; EXCHANGE ACT REGISTRATION; MARGIN REGULATIONS

    The purchase of Shares pursuant to the Offer and the Option Agreement will reduce the number of Shares that might otherwise trade publicly and may reduce the number of holders of Shares, which could adversely affect the liquidity and market value of the remaining Shares held by stockholders other than Purchaser. Purchaser cannot predict whether the reduction in the number of Shares that might otherwise trade publicly will have an adverse or beneficial effect on the market price for or marketability of the Shares or whether it will cause future market prices to be greater or less than the Offer Price.

    Depending upon the aggregate market value and per Share price of any Shares not purchased pursuant to the Offer or the Option Agreement, following the Offer the Shares may no longer meet the standards for continued listing on the Nasdaq National Market, which requires an issuer to have at least 400 holders of record of 100 shares or more and, among other things, either (i) at least 750,000 publicly held Shares with a market value of at least $5 million, or (ii) at least 1,100,000 publicly held Shares with a market value of at least $15 million and a market capitalization, or total assets and total revenue, of at least $50 million. Shares held directly or indirectly by directors and officers of the Company and concentrated holdings of 10% or more of the Shares outstanding generally will not be considered to be publicly held for the purpose of the foregoing standards. If, as a result of the purchase of Shares pursuant to the Offer and the Option Agreement, the Shares no longer meet the requirements of the Nasdaq National Market for continued listing and the listing of Shares is discontinued, the market for the Shares could be adversely affected. If the Shares were no longer quoted on the Nasdaq National Market, it is possible that the Shares could continue to trade in the over-the-counter market and that quotations could continue to be reported through other sources. The extent of the public market for the Shares and the availability of such quotations would, however, depend upon the number of stockholders remaining at such time, the interest in maintaining a market in the Shares on the part of securities firms, the possible termination of registration of the Shares under the Exchange Act, as described below, and other factors.

    The Shares are currently "margin securities" under the regulations of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), which has the effect, among other things, of allowing brokers to extend credit on the collateral of the Shares. Depending upon factors similar to those described above regarding listing and market quotations, it is possible that, following the Offer, the Shares will no longer constitute "margin securities" and therefore could no longer be used as collateral for loans made by brokers.

    The Shares are currently registered under the Exchange Act. Registration of the Shares under the Exchange Act may be terminated upon application of the Company to the Commission if the Shares are neither listed on a national securities exchange nor held by 300 or more holders of record. Termination of registration of the Shares under the Exchange Act would substantially reduce the information required to be furnished by the Company to its stockholders and to the Commission and would make certain provisions of the Exchange Act no longer applicable to the Company, such as the short-swing profit recovery provisions of
Section 16(b) of the Exchange Act, the requirement of furnishing a proxy statement pursuant to Section 14(a) of the Exchange Act in connection with stockholders' meetings and the related requirement of furnishing an annual report to stockholders, and the requirements of Rule 13e-3 under the Exchange Act with respect to "going private" transactions. Furthermore, the ability of "affiliates" of the Company and persons holding "restricted securities" of the Company to dispose of such securities pursuant to Rule 144 or 144A under the Securities Act may be impaired or eliminated. It is the current intention of Parent to seek to cause the Company to deregister the Shares after consummation of the Offer if the requirements for termination of registration are met.

14. DIVIDENDS AND DISTRIBUTIONS

    As described above, the Merger Agreement provides that, prior to the earlier of the date on which the persons designated by Parent become directors of the Company or the Effective Time, without Parent's prior written consent, neither the Company nor any of its Subsidiaries will, among other things, (a) except for Shares the Company may be obligated to issue in connection with a prior acquisition, authorize for issuance, issue, sell, deliver or agree or commit to issue, sell or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any stock of any class or any other securities, except in the case of Shares of the Company, as required by employee options outstanding on the date of the execution of the Merger Agreement or Company employee benefit plans as in effect on the date of the execution of the Merger Agreement, or amend any of the terms of any such securities or agreements outstanding on the date of the execution of the Merger Agreement; (b) split, combine or reclassify any shares of its capital stock, declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock, or redeem or otherwise acquire any securities of the Company or any of the Subsidiaries; (c) issue or sell any debt securities or rights to acquire any debt securities of the Company or any Subsidiary; or (d) other than expressly provided for in the Merger Agreement or as required by applicable law, as now or hereafter in effect, enter into, adopt or amend any stock option, stock appreciation right, restricted stock, performance unit, or enter into any contract, agreement, commitment or arrangement to do any of the foregoing.

15. CONDITIONS TO THE OFFER

    Notwithstanding any other provision of the Offer, Parent or Purchaser shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act (relating to Purchaser's obligation to pay for or return tendered Shares promptly after expiration or termination of the Offer), to pay for any Shares tendered, and may postpone the acceptance for payment or, subject to the restriction referred to above, payment for any Shares tendered, and may amend or terminate the Offer (whether or not any Shares have theretofore been purchased or paid for), if: (i) the Minimum Condition shall not have been satisfied prior to the expiration of the Offer; (ii) all material regulatory and related approvals have not been obtained or made on terms reasonably satisfactory to Purchaser; (iii) any applicable waiting periods under the HSR Act shall not have expired or been terminated prior to the expiration of the Offer; or (iv) at any time on or after the date of the Merger Agreement and before acceptance for payment of, or payment for, such Shares any of the following events shall occur:

        (A) any governmental entity or federal, state or foreign court of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order which is in effect (or pending) and which (1) restricts, prevents or prohibits the making or consummation of the Offer, the Merger or any transaction contemplated by the Merger Agreement, (2) prohibits or limits materially the ownership or operation by the Company, Parent or any of their subsidiaries of all or any material portion of the business or assets of the Company and its subsidiaries taken as a whole, or compels the Company, Parent, or any of their subsidiaries to dispose of or hold separate all or any material portion of the business or assets of the Company and its subsidiaries taken as a whole, (3) imposes limitations on the ability of Parent, Purchaser or any other subsidiary of Parent to exercise effectively full rights of ownership of any Shares, including, without limitation, the right to vote any Shares acquired by Purchaser pursuant to the Offer or otherwise on all matters properly presented to the Company's stockholders, including, without limitation, the approval and adoption of the Merger Agreement and the transactions contemplated thereby, or (4) requires divestitures by Parent, Purchaser or any other affiliate of Parent of any Shares; provided that Parent shall have used all commercially reasonable efforts to cause any such decree, judgment, injunction or other order to be vacated or lifted;

        (B) the representations and warranties of the Company contained in the Merger Agreement (without giving effect to any materiality or similar qualifications contained therein) shall not be true and correct as of the date of consummation of the Offer as though made on and as of such date except (1) for changes specifically permitted by the Merger Agreement, (2) that those representations and warranties which address matters only as of a particular date shall remain true and correct as of such date, (3) in any case where such failure to be true and correct would not, in the aggregate, have a material adverse effect on the financial condition, business, operations or results of operations of the Company and its subsidiaries, taken as a whole and will not prevent the consummation of the transactions by the Merger Agreement (collectively, "Material Adverse Effect"), and (4) notwithstanding anything in the Merger Agreement to the contrary, in the event that any of the representations and warranties of the Company with respect to any of its subsidiaries are determined to be inaccurate, and all such inaccuracies capable of measurement in dollar amounts, in the aggregate, exceed $3,000,000, then only the amounts in excess of $3,000,000 will be taken into account in determining whether such inaccuracies, taken together with all other breaches of representations and warranties generally, result in a Material Adverse Effect;

        (C) the Company shall not have performed or complied with any of its obligations, covenants and agreements under the Merger Agreement to be performed or complied with by it unless all such failures together in their entirety would not have a Material Adverse Effect;

        (D) the Merger Agreement shall have been terminated in accordance with its terms;

        (E) prior to the purchase of Shares pursuant to the Offer, the Company shall have received any other offer for the purchase of Shares, the purchase of substantially all of the Company's assets, the merger of the Company or any other transaction which would require the withdrawal or material modification of the Offer, the Merger Agreement or the Merger and the Board shall have withdrawn or materially modified or changed (including by amendment of the Schedule 14D-9) in a manner adverse to Purchaser its recommendation of the Offer, the Merger Agreement or the Merger;

        (F) (1) any person or group shall have entered into a definitive agreement or agreement in principle with the Company with respect to a merger, consolidation, sale of a material portion of the assets of the Company, or other business combination with the Company; or (2) (A) the Board of Directors of the Company or any committee thereof shall have withdrawn, modified or changed in a manner adverse to Parent or Purchaser its approval or recommendation of the Offer, the Merger Agreement or Merger or approved or recommended any Competing Transaction, or (B) the Board of Directors of the Company or any committee thereof shall have resolved to do any of the foregoing;

        (G) there shall have occurred any change, condition event or development that has a Material Adverse Effect (excluding any change, condition, event or development arising out of or attributable to general economic conditions);

        (H) there shall have occurred (i) any general suspension of, or limitation on prices for, trading in securities on the New York Stock Exchange, the NASDAQ\NMS or the London Stock Exchange for a period in excess of 24 hours (excluding any coordinated trading halt triggered solely as a result of a specified decrease in a market index and suspensions or limitations resulting solely from physical damage or interference with such exchange or association not related to market conditions), (ii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States or the United Kingdom or (iii) any material limitation (whether or not mandatory) by any government or governmental authority of the United States or the United Kingdom on the extension of credit by banks or other lending institutions,

        (I) the Stockholders shall have failed to comply in any material respect with their obligations pursuant to the Option Agreements, which, in the reasonable judgment of Purchaser in any such case, and regardless of the circumstances giving rise to any such condition, makes it inadvisable to proceed with such acceptance for payment or payments.

16. CERTAIN LEGAL MATTERS; REGULATORY APPROVALS

    GENERAL. Except as described in this Section 16, neither Parent nor Purchaser is aware of any license or regulatory permit that appears to be material to the business of the Company and its subsidiaries, taken as a whole, that might be adversely affected by the acquisition of Shares by Purchaser or Parent pursuant to the Offer, the Option Agreement, the Merger or otherwise or, except as set forth below, of any filing, approval or other action by or with any governmental, administrative or regulatory agency or authority, domestic or foreign, that would be required prior to the acquisition of Shares by Purchaser or Parent pursuant to the Offer, the Merger or otherwise. Should any such approval or other action be required, Purchaser and Parent currently contemplate that it will be sought, except as described below under "State Takeover Statutes." There can be no assurance that any such approval or other action, if needed, would be obtained, or would be obtained without substantial conditions, or that adverse consequences might not result to the Company's business, or that certain parts of the business of the Company or Parent might not have to be disposed of or held separate, or other material conditions complied with, in order to obtain such approvals or other actions or, in the event that such approvals were not obtained or any other actions were not taken, any of which could cause Purchaser to elect (subject to the terms of the Merger Agreement) to terminate the Offer without the purchase of Shares thereunder. Purchaser's obligation under the Offer to accept for payment and pay for Shares is subject to certain conditions, including conditions relating to certain of the legal matters discussed in this Section 16. See Section 15.

    STATE TAKEOVER STATUTES. The Company is incorporated under the laws of the State of Delaware. In general, Section 203 of DGCL prevents an "interested stockholder" (generally a person who owns or has the right to acquire 15% or more of a corporation's outstanding voting stock, or an affiliate or associate thereof) from engaging in a "business combination" (defined to include mergers and certain other transactions) with a Delaware corporation for a period of three years following the date such person became an interested stockholder unless, among other things, prior to such date the Board of Directors of the corporation approved either the business combination or the transaction in which the interested stockholder became an interested stockholder. In connection with the review of the proposed transaction, the Company's Board of Directors prior to the execution of the Merger Agreement or the Option Agreement (i) unanimously determined that each of the Merger Agreement, the Offer and the Merger are fair to and in the best interests of the stockholders of the Company, (ii) approved the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, and (iii) recommended that the stockholders of the Company accept the Offer, approve and adopt the Merger Agreement and approve the Merger. Additionally, the Board of Directors of the Company has unanimously approved the Option Agreement for purposes of Section 203 of the DGCL. Accordingly, the Purchaser and Parent believe that Section 203 of Delaware Law is inapplicable to the Merger Agreement, the Offer, the Merger or the Option Agreement because its provisions have been satisfied.

    A number of other states have also adopted takeover laws and regulations which purport to varying degrees to be applicable to attempts to acquire securities of corporations which are incorporated in such states or which have or whose business operations have substantial economic effects in such states, or which have substantial assets, security holders, principal executive offices or principal places of business therein. In 1982, the Supreme Court of the United States, in Edgar v. MITE Corp., invalidated on constitutional grounds the Illinois Business Takeovers Act which, as a matter of state securities law, made takeovers of corporations meeting certain requirements more difficult. However, in 1987, in CTS Corp. v. Dynamics Corp. of America, the Supreme Court of the United States held that the State of Indiana could, as a matter of corporate law and in particular those aspects of corporate law concerning corporate governance, constitutionally disqualify a potential acquiror from voting on the affairs of a target corporation without the prior approval of the remaining stockholders, provided that such laws were applicable only under certain conditions. Subsequently, a number of federal courts have ruled that various state takeover statutes were unconstitutional insofar as they apply to corporations incorporated outside the state of enactment.

    The Company has its headquarters in Illinois and, directly or through subsidiaries, conducts business in a number of states throughout the United States, some of which have enacted takeover laws. The Purchaser does not know whether any of these laws will, by their terms, apply to the Option Agreement, the Offer or the Merger and, except as described herein, has not taken any action to comply with any such laws. Should any person seek to apply any state takeover law, the Purchaser may resist such application, which may include challenging the validity or applicability of any such statute in appropriate court proceedings. In the event it is asserted that one or more state takeover laws is applicable to the Option Agreement, the Offer or the Merger, and an appropriate court does not determine that it is inapplicable or invalid, Purchaser or Parent might be required to file certain information with, or receive approvals from, the relevant state authorities, and might be unable to accept for payment or pay for any Shares tendered pursuant to the Offer, or sold to Purchaser pursuant to the Option Agreement, or be delayed in continuing or consummating the Offer, the Option Agreement, and the Merger. In such case, the Purchaser may not be obligated to accept for payment, or pay for, any Shares tendered. See Section 15.

    ANTITRUST. Under the provisions of the HSR Act applicable to the Offer, the acquisition of Shares under the Offer may be consummated following the expiration of a 15-calendar day waiting period following the filing by Parent of a Notification and Report Form with respect to the Offer, unless Parent receives a request for additional information or documentary material from the Antitrust Division of the Department of Justice (the "Antitrust Division") or the Federal Trade Commission (the "FTC") or unless early termination of the waiting period is granted. If, within the initial 15-calendar day waiting period, either the Antitrust Division or the FTC requests additional information or material from Parent concerning the Offer, the waiting period will be extended and would expire at 11:59 p.m., New York City time, on the tenth calendar day after the date of substantial compliance by Parent with such request. Only one extension of the waiting period pursuant to a request for additional information is authorized by the HSR Act. Thereafter, such waiting period may be extended only by court order or with the consent of Parent. In practice, complying with a request for additional information or material can take a significant amount of time.

    The Merger would not require an additional filing under the HSR Act if the Purchaser owns 50% or more of the outstanding Shares at the time of the Merger or if the Merger occurs within one year after the HSR Act waiting period applicable to the Offer expires or is terminated.

    The Antitrust Division and the FTC frequently scrutinize the legality under the antitrust laws of transactions such as Purchaser's acquisition of the Shares pursuant to the Offer and the Merger Agreement. At any time before or after Purchaser's acquisition of Shares, the Antitrust Division or the FTC could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the acquisition of Shares pursuant to the Offer or otherwise or seeking divestiture of Shares acquired by Purchaser or divestiture of substantial assets of Parent or its subsidiaries. Private parties and state attorneys general may also bring legal action under the antitrust laws in certain circumstances. There can be no assurance that a challenge to the Offer or other acquisition of Shares by Purchaser or Parent on antitrust grounds will not be made or, if such challenge is made, of the result. See Section 15 for certain conditions to the Offer, including conditions with respect to litigation and certain governmental actions.

    FEDERAL RESERVE BOARD REGULATIONS. Federal Reserve Board regulations T, U and X restrict the extension or maintenance of credit for the purpose of buying or carrying margin stock, including the Shares, if the credit is secured directly or indirectly thereby. Such secured credit may not be extended or maintained in an amount that exceeds the maximum loan value of the margin stock. Under such regulations, the Shares are presently margin stock and the maximum loan value thereof is generally 50% of their current market value. The definition of "indirectly secured" contained in such regulations provides that the term does not include an arrangement with a customer if the lender in good faith has not relied upon margin stock as collateral in extending or maintaining the particular credit. Purchaser and Parent believe that the financing of the acquisition of the Shares will not be subject to the margin regulations.

    FOREIGN LAWS. The Company's 1998 Annual Report to Stockholders indicates that the Company and certain of its subsidiaries conduct business in certain foreign countries where regulatory filings or approvals may be required in connection with the consummation of the Offer. Certain of such filings, if required, may not be completed and certain of such approvals, if required, may not be obtained, prior to the expiration of the Offer. However, there is no present intention to delay the acceptance for payment of or the payment for Shares pursuant to the Offer pending the completion of such filings and the obtaining of such approvals. There is no assurance that any such approvals would be obtained or that adverse consequences to Parent's or the Company's business might not result from a failure to obtain such approvals or conditions that might be imposed in connection therewith.

17. FEES AND EXPENSES

    Purchaser and Parent have retained Morgan Stanley to act as the Dealer Manager and to provide certain financial advisory services in connection with the proposed acquisition of the Company. In connection with such services Parent has agreed to pay Morgan Stanley (i) a monthly retainer of $75,000, (ii) a fee of $750,000 upon Parent's announcement of an agreement to acquire the Company (against which the monthly retainer will be credited), and (iii) a transaction fee of $2,750,000 (against which the monthly retainer and the announcement fee will be credited) if an acquisition of all or part of the Company is concluded. The transaction fee will become payable in the event Purchaser acquires a majority of the outstanding Shares. In addition, Parent has agreed to reimburse Morgan Stanley for all reasonable expenses incurred by Morgan Stanley, including the reasonable fees and disbursements of its legal counsel, and to indemnify Morgan Stanley and certain related persons against certain liabilities and expenses, including, without limitation, certain liabilities under the federal securities laws.

    Purchaser and Parent have retained D.F. King & Co., Inc. to act as the Information Agent and First Chicago Trust Company of New York to serve as the Depositary in connection with the Offer. The Information Agent and the Depositary each will receive reasonable and customary compensation for their services, be reimbursed for certain reasonable out-of-pocket expenses and be indemnified against certain liabilities and expenses in connection therewith, including certain liabilities and expenses under the federal securities laws.

    Neither Purchaser nor Parent will pay any fees or commissions to any broker or dealer or other person or entity (other than the Dealer Manager and as described in the preceding paragraph) in connection with the solicitation of tenders of Shares pursuant to the Offer. Brokers, dealers, banks and trust companies will be reimbursed by Purchaser upon request for customary mailing and handling expenses incurred by them in forwarding material to their customers.

18. MISCELLANEOUS

    The Offer is being made solely by this Offer to Purchase and the related Letter of Transmittal, and is being made to all holders of Shares. Purchaser is not aware of any jurisdiction in which the making of the Offer is not in compliance with applicable law. If Purchaser becomes aware of any jurisdiction in which the making of the Offer would not be in compliance with applicable law, Purchaser will make a good faith effort to comply with any such law. If, after such good faith effort, Purchaser cannot comply with any such law, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Shares residing in such jurisdiction. In those jurisdictions whose securities or blue sky laws require the Offer to be made by a licensed broker or dealer, the Offer is being made on behalf of Purchaser by one or more registered brokers or dealers which are licensed under the laws of such jurisdiction.

    NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION ON BEHALF OF PURCHASER NOT CONTAINED IN THIS OFFER TO PURCHASE OR THE LETTER OF TRANSMITTAL AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED.

    Purchaser and Parent have filed with the Commission a Tender Offer Statement on Schedule 14D-1 pursuant to Rule 14d-3 under the Exchange Act, together with exhibits, furnishing certain additional information with respect to the Offer, and may file amendments thereto. Such Tender Offer Statement and any amendments thereto, including exhibits, should be available for inspection and copies should be obtainable in the manner set forth in Section 8 (except that such material will not be available at the regional offices of the Commission).

                                          Aegis Acquisition Corp.

May 4, 1999

                                   SCHEDULE I
                        DIRECTORS AND EXECUTIVE OFFICERS
                            AEGIS ACQUISITION CORP.

                                                                   PRESENT PRINCIPAL
                                                                      OCCUPATION
                                                                   OR EMPLOYMENT AND
                                                                 FIVE-YEAR EMPLOYMENT
NAME AND BUSINESS ADDRESS             OFFICE(S)                         HISTORY                    CITIZENSHIP
-----------------------------  ------------------------  -------------------------------------  -----------------
Crispin Davis ...............  Director/President        Director/Chief Executive Officer of    United Kingdom
 11A West Halkin Street                                  Aegis Group plc since 1994. Director
 London, SWIX 8JL                                        of United Distillers to April 1993.
 England                                                 From 1992 to 1993 Group Managing
                                                         Director of United Distillers and a
                                                         member of the Guinness plc Board.

Colin Day ...................  Director/Vice President   Group Finance Director of Aegis Group  United Kingdom
 11A West Halkin Street        (Finance)                 plc since February 1995. Finance
 London, SWIX 8JL                                        Director of ABB Instrumentation Group
 England                                                 prior to February 1995. Non-Executive
                                                         Director of Bell Security Limited
                                                         from January 1999. Former Non-
                                                         Executive Director of Vero plc.

Eleonore Sauerwein ..........  Director/Vice President   Group Legal Director of Aegis/Carat    France
 c/o Aegis/Carat Group         (Legal)/                  Group since 1993.
 4, Place de Saverne           Secretary
 Courbevoie
 92971-Paris-La Defense
 France

Andrew Parnes ...............  Director/Treasurer        Group Treasurer of Aegis Group plc     United Kingdom
 11A West Halkin Street                                  since May 1995. Treasury Consultant
 London, SWIX 8JL                                        February 1994 to April 1995.
 England

                                AEGIS GROUP PLC

                                                                   PRESENT PRINCIPAL
                                                                      OCCUPATION
                                                                   OR EMPLOYMENT AND
                                                                 FIVE-YEAR EMPLOYMENT
NAME AND BUSINESS ADDRESS             OFFICE(S)                         HISTORY                    CITIZENSHIP
-----------------------------  ------------------------  -------------------------------------  -----------------
Francis Stephen Law, CBE       Non-Executive Chairman    Non-Executive Chairman of Aegis Group  United Kingdom
 11A West Halkin Street        of the Board              plc since November 1, 1987.
 London SWIW 8JL                                         Non-Executive Director Milupa Ltd.
 England                                                 from 1978 until May 1997. Non-
                                                         Executive Chairman of Siemens plc
                                                         from 1984 until November 1997.
                                                         Non-Executive Chairman of Varta Group
                                                         UK from 1971 until the present.
                                                         President of Rubis & Co. from 1990
                                                         until the present and a Director for
                                                         Celab Ltd. Governor of the Royal
                                                         Shakespeare Company.

                                                                   PRESENT PRINCIPAL
                                                                      OCCUPATION
                                                                   OR EMPLOYMENT AND
                                                                 FIVE-YEAR EMPLOYMENT
NAME AND BUSINESS ADDRESS             OFFICE(S)                         HISTORY                    CITIZENSHIP
-----------------------------  ------------------------  -------------------------------------  -----------------
Crispin Davis ...............  Chief Executive           Director/Chief Executive of Aegis      United Kingdom
 11A West Halkin Street        Officer/Director          Group plc since 1994. Director of
 London SWIW 8JL                                         United Distillers to April 1993. From
 England                                                 1992 to 1993 Group Managing Director
                                                         of United Distillers and a member of
                                                         the Guinness plc Board.

Colin Day ...................  Group Finance Director    Group Finance Director of Aegis Group  United Kingdom
 11A West Halkin Street                                  plc since February 1995. Finance
 London SWIX 8JL                                         Director of ABB Instrumentation Group
 England                                                 prior to February 1995. Non-Executive
                                                         Director of Bell Security Limited
                                                         from January 1999. Former Non-
                                                         Executive Director of Vero plc.

Kai Hiemstra ................  Board Member              Board member of Aegis Group plc since  Germany
 HMS Carat Group, Germany                                July 1994. Chairman of HMS Carat
 Kreuzberger Ring 19                                     Group since 1994.
 65205 Wiesbaclen
 Germany

Ray Kelly ...................  Board Member              Chairman & CEO of Carat Group UK Ltd   United Kingdom
 Carat Group UK Ltd.                                     since July 1992. Board member of
 Parker Tower                                            Aegis Group plc since September 1992.
 43-49 Parker Street
 London WC2B SPS
 England

Bruno Kemoun ................  Board Member              Joint Chairman and CEO of Carat        France
 Carat France                                            France since 1995. Appointed to Aegis
 4, Place de Saverne                                     Group plc Board in September 1992.
 Courbevoie
 92971 Paris-La Defense
 France

Eryck Rebbouh ...............  Board Member              Joint Chairman and CEO of Carat        France
 Carat France                                            France since 1995. Appointed to Aegis
 4, Place de Saverne                                     Group plc Board in September 1992.
 Courbevoie
 92971 Paris-La Defense
 France

John Amerman ................  Non-Executive Director    Non-Executive Director of Aegis Group  United States
 2101 Rosecrans Avenue                                   plc since December 1997. Chairman and
 Suite 6280                                              CEO of Mattel Inc. from February 1987
 El Segundo, CA 90245                                    to December 1996, and advisor to
                                                         Mattel Inc. until October 1997.

Douglas Flynn ...............  Non-Executive Director    Managing Director of News              Australia
 News International plc                                  International plc since January 1994.
 1 Virginia Street
 London, E19BD
 England

                                                                   PRESENT PRINCIPAL
                                                                      OCCUPATION
                                                                   OR EMPLOYMENT AND
                                                                 FIVE-YEAR EMPLOYMENT
NAME AND BUSINESS ADDRESS             OFFICE(S)                         HISTORY                    CITIZENSHIP
-----------------------------  ------------------------  -------------------------------------  -----------------
Sir Kit McMahon .............  Non-Executive Director    Non-Executive Director of Aegis Group  United Kingdom
 The Old House                                           plc since May 1993. Director of
 Burleigh                                                Taylor Woodraw plc since 1991 and of
 Stroud                                                  FI Group plc since 1994.
 Glos GLS 2PQ
 England

Sir Peter Thompson ..........  Non-Executive Director    Non-Executive Director of Aegis Group  United Kingdom
 The Mill House                                          plc since May 1993. Chairman of FI
 Mill Street                                             Group plc and Child Base Ltd.
 Newport Pagnell
 Bucks, England

Philippe Villin .............  Non-Executive Director    Non-Executive Director of Aegis Group  France
 Lehman Brother                                          plc since October 1995. Chairman of
 21 rue Balzac                                           PH. Villin Conseil since 1994.
 75406 Paris                                             Managing director of Lehman Brothers.
                                                         Managing partner of Eurofin during
                                                         1995. Chairman BZW France from
                                                         September-December 1997.

*William Skerrett ...........  Group Human Resources     Group Human Resources Director of      United Kingdom
 11A West Halkin Street        Director                  Aegis Group plc since November 1995.
 London SWIX 8JL                                         Group Personnel Director of Scholl
 England                                                 plc from January 1984 until November
                                                         1995.

*Eleonore Sauerwein .........  Group Legal Director      Group Legal Director of Aegis Carat    France
 c/o Aegis/Carat Group                                   Group since 1993.
 4 Place de Saverne
 Courbevoie
 92971 Paris-La Defense
 France

*Andrew Parnes ..............  Group Treasurer           Group Treasurer of Aegis plc since     United Kingdom
 11A West Halkin Street                                  May 1995. Treasury Consultant
 London SWIX 8JL                                         February 1994 to April 1995.
 England

--------------------------

*   Executive officer; not a member of the Board of Directors.

The Letter of Transmittal, certificates for Shares and any other required documents should be sent or delivered by each stockholder of the Company or his broker, dealer, commercial bank or other nominee to the Depositary at one of its addresses set forth below.

                        THE DEPOSITARY FOR THE OFFER IS:

                    FIRST CHICAGO TRUST COMPANY OF NEW YORK

                  BY MAIL:                               BY OVERNIGHT DELIVERY:
  First Chicago Trust Company of New York       First Chicago Trust Company of New York
             Corporate Actions                       Corporate Actions, Suite 4680
                 Suite 4660                            14 Wall Street, 8th Floor
               P.O. Box 2569                               New York, NY 10005
         Jersey City, NJ 07303-2569

                  BY MAIL:                                      BY HAND:

  First Chicago Trust Company of New York       First Chicago Trust Company of New York

             Corporate Actions                   c/o Securities Transfer and Reporting

                 Suite 4660                                  Services Inc.

               P.O. Box 2569                            Attn: Corporate Actions

         Jersey City, NJ 07303-2569                   100 William Street, Galleria

                                                           New York, NY 10038


Any questions or requests for assistance or additional copies of this Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery may be directed to the Information Agent at its telephone numbers and location listed below. You may also contact your broker, dealer, commercial bank or trust company or nominee for assistance concerning the Offer.

                    THE INFORMATION AGENT FOR THE OFFER IS:

                             D.F. KING & CO., INC.
                                77 Water Street
                            New York, New York 10005
                  Stockholders call toll-free: (800) 994-3227
                 Brokers and Banks call collect: (212) 269-5550

                      THE DEALER MANAGER FOR THE OFFER IS:

                           MORGAN STANLEY DEAN WITTER
                       Morgan Stanley & Co. Incorporated
                                 1585 Broadway
                            New York, New York 10036
                                 (212) 761-7449